Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

COLLABORATION AGREEMENT

by and between

ALNYLAM PHARMACEUTICALS, INC.

and

TENAYA THERAPEUTICS, INC.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”), effective as of this 4th day of March, 2026 (the “Effective Date”), is entered into by and between Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware having an office at 675 West Kendall Street, Cambridge, MA 02142 (“Alnylam”), and Tenaya Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware having an office at 171 Oyster Point Blvd, Suite 500, South San Francisco, CA 94080 (“Tenaya”). Alnylam and Tenaya are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Alnylam has scientific expertise and technology regarding the structure and use of therapeutic products that function through RNA interference;

WHEREAS, Alnylam owns or controls certain fundamental intellectual property relating to RNA interference;

WHEREAS, Tenaya is a biopharmaceutical company focused on the discovery and development of therapies for heart diseases;

WHEREAS, the Parties desire to collaborate to enable Tenaya to use its proprietary technology to identify and validate novel human gene target associations with the treatment, prevention, alteration, or cure of heart and cardiovascular diseases;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.
DEFINITIONS. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, and in addition to the terms defined elsewhere in this Agreement, will have the respective meanings set forth below:

1.1
“Acquirer” has the meaning set forth in Section 1.20.

1.2
“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person but only for so long as such Person controls, is controlled by or is under common control with such first Person, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management or policies of such entity.

1.3
“Alliance Manager” has the meaning set forth in Section 5.7.

1.4
“Alnylam Background Technology” means (a) Know-How that is necessary or reasonably useful for the performance of the Tenaya Research Activities and (b) Patent Rights that Cover the Know-How described in subsection (a), in each case ((a) and (b)), that are Controlled by Alnylam or its Affiliates as of the Effective Date or during the Term, but excluding the Alnylam Collaboration Technology.

1.5
“Alnylam Collaboration Know-How” means (a) any and all Know-How identified, developed, made or discovered solely by or on behalf of either Party or its Affiliates or jointly by or on behalf of the Parties or their respective Affiliates under this Agreement relating to [***], and (b) any other Know-How identified, developed, made or discovered solely by or on behalf of Alnylam or its Affiliates under this Agreement, but in each case ((a) and (b)) excluding Tenaya Platform Know-How.

1.6
“Alnylam Collaboration Patents” means any and all Patent Rights that Cover Alnylam Collaboration Know-How.

1.7
“Alnylam Collaboration Technology” means the Alnylam Collaboration Know-How and Alnylam Collaboration Patents.

1.8
“Alnylam Gene Target” means (a) each Gene Target selected by Alnylam, at Alnylam’s discretion, and nominated to the JSC for further validation by the Parties during the Validation Term, excluding any Overlapping Gene Target, or (b) each Overlapping Gene Target deemed an Alnylam Gene Target pursuant to Section 3.2.5; provided that in no event will the Alnylam Gene Targets include [***].

1.9
“Alnylam Gene Target Information” has the meaning set forth in Section 8.1.1.

1.10
“Alnylam Indemnitees” has the meaning set forth in Section 10.1.

1.11
“Alnylam Know-How” means (a) the Alnylam Collaboration Know-How; and (b) the Know-How included in any Alnylam Background Technology.

1.12
“Alnylam Patents” means (a) the Alnylam Collaboration Patents; and (b) the Patent Rights included in any Alnylam Background Technology.

1.13
“Alnylam Tool Compound” means any research-grade tool Oligonucleotide compound Directed To a Collaboration Target selected by Alnylam for in vivo validation under the Research Plan pursuant to Section 3.3.3.

1.14
“API” means any active pharmaceutical (including biological) ingredient or component (but excluding, for clarity, an adjuvant or excipient).

1.15
“Applicable Law” means applicable laws, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.16
“Associated” means that, with respect to a Gene Target, that [***]. “Association” shall have a correlative meaning.

1.17
“Breaching Party” has the meaning set forth in Section 12.2.2.

1.18
“Business Day” means a day other than a Saturday, Sunday or another day of the week on which commercial banks in San Francisco, California or Boston, Massachusetts, are authorized or required by Applicable Law to remain closed.

1.19
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term will commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter will end on the last day of the Term.

1.20
“Change of Control” means, with respect to Tenaya: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of Tenaya; (b) a merger, reorganization or consolidation involving Tenaya as a result of which (i) a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation and (ii) the voting securities of Tenaya outstanding immediately prior to such merger, reorganization or consolidation, or any securities into which such voting securities have been converted or exchanged, cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately following such merger, reorganization or consolidation; or (c) a sale, exclusive license or other transfer of all or substantially all of the assets of Tenaya related to the transactions contemplated by this Agreement in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than Tenaya and its Affiliates in existence as of the applicable transaction) are referred to collectively herein as the “Acquirer.”

1.21
“Clinical Trial” means a human clinical trial of a Licensed Product.

1.22
“Collaboration Target” means each Tenaya Gene Target, Overlapping Gene Target, Selected Non-Novel Gene Target, or Alnylam Gene Target.

1.23
“Collaboration Target List” has the meaning set forth in Section 3.2.6.

1.24
“Collaboration Target List Finalization Date” has the meaning set forth in Section 3.2.6.

1.25
“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to marketing, promoting, distributing, and importing such Product, and interacting with Regulatory Authorities regarding any of the foregoing after such Product has received Regulatory Approval, including seeking Pricing and Reimbursement Approvals, maintaining Regulatory Approvals, commercial pharmacovigilance and health outcomes research and publishing scientific studies other than in connection with Development. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization.

1.26
“Confidential Information” has the meaning set forth in Section 8.1.1.

1.27
“Confidentiality Agreement” means that certain Confidentiality Agreement entered into between the Parties dated [***].

1.28
“Control” means, with respect to a Party and any item of Know-How, Patent Right, or other intellectual property right, the possession by such Party or any of its Affiliates of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 6.1 or Section 6.2), to grant a license, sublicense or other right to or under such Know-How, Patent Right, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, following a Change of Control of Tenaya, any Know-How, Patent Right, or other intellectual property right owned or controlled by the Acquirer shall not be deemed “Controlled” by Tenaya or its Affiliates for the purpose of this Agreement, except to the extent such Know-How, Patent Right, or other intellectual property right is actually used by Tenaya or its Affiliates, or the Acquirer, in the performance of Tenaya’s obligations under this Agreement following the consummation of such Change of Control.

1.29
“Cover,” “Covering” or “Covers” means, as to a product, any Patent Rights, that, in the absence of a license granted under, or ownership of, such Patent Rights, the manufacture, use, offer for sale, sale, importation or other Exploitation of such product would infringe such Patent Rights or, as to a pending claim included in such Patent Rights, the manufacture, use, offer for sale, sale, importation or other Exploitation of such product would infringe such Patent Rights if such pending claim were to issue in an issued patent.

1.30
“Data Package” means, individually and collectively, any In Vitro Data Package, In Vivo Data Package or Tenaya Nominated Gene Target Data Package.

1.31
“Deadlocked Gene Target” has the meaning set forth in Section 3.2.2.

1.32
“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation (but excluding such scale-up, qualification and validation with respect to establishing, or otherwise causing to become operational, any manufacturing facilities), quality assurance/quality control, Clinical Trials, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of drug approval applications, regulatory affairs with respect to the foregoing, medical affairs, medical information, medical education, health economic and outcomes research, market research, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining a Regulatory Approval. Development also includes the foregoing activities, if any, with respect to any devices (including diagnostics) designed for use with a Product. When used as a` verb, “Develop” means to engage in Development.

1.33
“Development and Regulatory Milestone” has the meaning set forth in Section 7.2.1.

1.34
“Directed To” means, with respect to a product and a Gene Target, that such product is designed to directly interact with, or modulate the expression of such Gene Target or the protein it encodes and such interaction or modulation causes the product’s primary diagnostic, prophylactic or therapeutic effect.

1.35
“Disclosing Party” has the meaning set forth in Section 8.1.1.

1.36
“Dispute” has the meaning set forth in Section 13.12.

1.37
“Dollars” or “$” means United States Dollars.

1.38
“Effective Date” has the meaning set forth in the preamble.

1.39
“Evaluation Term” means, with respect to a given Non-Alnylam Collaboration Target, the period commencing upon the expiration of the Validation Term and ending on the earlier of (a) Alnylam’s commencement of an NHP PD Study with a Licensed Product Directed To such Non-Alnylam Collaboration Target or (b) twenty four (24) months following the expiration of the Validation Term.

1.40
“Executive Officer” means, for Alnylam, its [***], and for Tenaya, its [***]. Either Party may change its Executive Officer upon written notice to the other Party; provided that such replacement individual has decision-making authority on behalf of such Party in respect of this Agreement.

1.41
“Exploit” means, with respect to a product, to make, have made, import, use, sell, or offer for sale, including to research (including pre-clinical and clinical research), Develop, Commercialize, register, manufacture, have manufactured, hold, or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market, or have sold or otherwise dispose of such product. When used as a noun, “Exploitation” means the act of Exploiting a product.

1.42
“FDA” means the United States Food and Drug Administration and any successor Governmental Authority in the United States having substantially the same function.

1.43
“Field” means the diagnosis, prevention, treatment, control, prophylaxis or palliation of any disease, disorder or condition in humans in any tissue or organ.

1.44
“First Commercial Sale” means, with respect to a given Licensed Product in a given country, the first commercial transfer or disposition for value of such Licensed Product for end use in such country to a Third Party (not being a Sublicensee for the relevant Licensed Product) by Alnylam or any of its Affiliates or Sublicensees after such Licensed Product has been granted Regulatory Approval and, where applicable, necessary Pricing and Reimbursement Approval, in each case, in such country and where the sale results in a recordable Net Sale. The following sales will not constitute a “First Commercial Sale”: (a) any distribution or other sale solely for so-called investigational new drug sales, clinical studies, compassionate or emergency use, named patient programs, promotional samples, testing samples, donations, or any similar instances, in each case at or below cost; and (b) sales between Alnylam and its Affiliates or Sublicensees if such sales are not intended for end use.

1.45
“FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is equal to a person working a total of [***] working hours in a Calendar Year on scientific or technical work, in each case, as carried out by a qualified employee of Tenaya or Alnylam, as applicable. Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. For clarity, any general corporate personnel (including support functions such as finance, legal, or business development) will not constitute an FTE.

1.46
“FTE Costs” means, for any period, the FTE Rate multiplied by the number of any applicable FTEs in such period.

1.47
“FTE Rate” means the rate that covers all costs and expenses of the applicable FTE including salary, benefits, bonuses, other compensation costs and expenses and all indirect costs and expenses including administration, facility costs and overhead, which [***].

1.48
“GAAP” means United States generally accepted accounting principles that are currently used at the relevant time and consistently applied by the applicable Party.

1.49
“Gene Target” means any human gene.

1.50
“Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any state, province, county, city or other political subdivision thereof, or (c) any supranational body.

1.51
“In Vitro Data Package” has the meaning set forth in Section 3.3.2.

1.52
“In Vitro Validation Activities” has the meaning set forth in Section 3.3.1.

1.53
“In Vivo Data Package” has the meaning set forth in Section 3.3.4.

1.54
“In Vivo Validation Activities” has the meaning set forth in Section 3.3.3.

1.55
“IND” means (a) an investigational new drug application filed with the FDA for authorization to commence Clinical Trials and its equivalent in other countries or regulatory jurisdictions, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.56
“Initial JSC Meeting” has the meaning set forth in Section 3.2.1.

1.57
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.

1.58
“Joint Collaboration Technology” means any and all (a) Know-How, other than Alnylam Collaboration Know-How or Tenaya Platform Improvements, that is identified, developed, made or discovered jointly by or on behalf of the Parties or their respective Affiliates under this Agreement, and (b) Patent Rights that Cover the Know-How described in subsection (a).

1.59
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.1.

1.60
“Know-How” means all (a) technical, scientific, and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results, and Materials, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays; and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and (b) any physical embodiments of any of the foregoing, but in each case ((a) and (b)), excluding any Patent Rights.

1.61
“Licensed Product” means any therapeutic product that is Directed To a Non-Alnylam Collaboration Target, alone or in combination with one or more other APIs, in any and all forms, presentations, delivery systems, dosages and formulations.

1.62
“Licensed Technology” means, collectively, the Tenaya Collaboration Technology and Tenaya’s interest in the Joint Collaboration Technology.

1.63
“Losses” has the meaning set forth in Section 10.1.

1.64
“Major European Country” means the United Kingdom, France, Germany, Italy or Spain.

1.65
“Materials” means all tangible compositions of matter, devices, articles of manufacture, assays, animal models, biological, chemical, or physical materials, and other similar materials, including cell lines and animal models; provided that Materials excludes Products.

1.66
“Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by or on behalf of Alnylam or its Affiliates or Sublicensees (each of the foregoing Persons, a “Selling Party”) for the sale or other disposition of such Licensed Product to a Third Party (including Third Party distributors), in bona fide arms’ length transactions in the Territory, less the following deductions (from the gross amount invoiced), in each case, pertaining to such Licensed Product and actually allowed and taken by such Third Party and not otherwise recovered by or reimbursed to the Selling Party:

(a) [***].

Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least Calendar Quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP. In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

Notwithstanding any provision to the contrary set forth in this Agreement, Net Sales will not include any distribution or other sale of Licensed Product solely for so-called investigational new drug sales, clinical studies, compassionate or emergency use, named patient or single patient programs, expanded access or indigent programs, promotional samples, testing samples, donations, or any other similar instances, in each case at or below cost.

Sale or transfer of Licensed Products between any of the Selling Parties will not result in any Net Sales if such sales are not intended for end use, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party. To the extent that any Selling Party receives consideration other than or in addition to cash upon the sale or disposition of a Licensed Product to a non-Selling Party in a given country, Net Sales will be calculated based on the average price charged for such Licensed Product in such country, as applicable, during the applicable period, or in the absence of such sales, based on the fair market value of such Licensed Product, as reasonably determined by the Parties in good faith. For clarity, Net Sales will not include amounts or other consideration received by a Selling Party from a non-Selling Party to the extent paid in consideration of the grant of a sublicense or co-promotion or distribution right to such non-Selling Party.

1.67
“NHP PD Study” means any pharmacodynamic study of a Licensed Product in non-human primates.

1.68
“Non-Alnylam Collaboration Target” means each (a) Tenaya Gene Target, (b) Overlapping Gene Target, or (c) Selected Non-Novel Gene Target.

1.69
“Non-Alnylam Collaboration Target Information” has the meaning set forth in Section 8.1.1.

1.70
“Non-Breaching Party” has the meaning set forth in Section 12.2.2.

1.71
“Non-Novel Gene Target” has the meaning set forth in Section 3.2.1.

1.72
“Oligonucleotide” means any modified or unmodified single- or double-stranded RNA or DNA oligonucleotide that acts on a Gene Target.

1.73
“Out-of-Pocket Costs” means costs and expenses paid by a Party or any of its Affiliates to Third Parties for goods or services, including [***] but not including any FTE Costs, or such Party’s, or any of its Affiliates’, other internal or general overhead costs or expenses.

1.74
“Overlapping Gene Target” has the meaning set forth in Section 3.2.5.

1.75
“Patent Rights” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism (including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof), substitutions, confirmations, re-registrations, re-examinations, and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents of the foregoing in any country of the world.

1.76
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.77
“Phase I Clinical Trial” means a Clinical Trial of a product that satisfies the requirements of 21 C.F.R. 312.21(a) (or its successor regulation or its equivalent in any other jurisdiction) and is designed to assess the safety of such product in patients.

1.78
“Phase II Clinical Trial” means a Clinical Trial of a product that satisfies the requirements of 21 C.F.R. § 312.21(b) (or its successor regulation or its equivalent in any other jurisdiction) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, in the target patient population.

1.79
“Phase III Clinical Trial” means a Clinical Trial of a product that satisfies the requirements of 21 C.F.R. § 312.21(c) (or its successor regulation or its equivalent in any other jurisdiction) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.

1.80
“Platform Access Fee” has the meaning set forth in Section 7.1.

1.81
“Pricing and Reimbursement Approval” means such approval, agreement, determination or governmental decision establishing prices for a Product that can be charged to consumers and will be reimbursed by Regulatory Authorities in countries where Regulatory Authorities of such countries approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

1.82
“Primary Cardiovascular Indication” means each of the following: [***]. With respect to a particular Gene Target, only one of (a) through (f) shall constitute the applicable Primary Cardiovascular Indication; with respect to each Tenaya Nominated Gene Target, Tenaya shall specify the applicable Primary Cardiovascular Indication for such Gene Target in the applicable Tenaya Nominated Gene Target Data Package (for clarity, if Tenaya has Associated such Gene Target with multiple indications, [***]).

1.83
“Product” means any product that is Directed To a Collaboration Target, alone or in combination with one or more other APIs, in any and all forms, presentations, delivery systems, dosages and formulations.

1.84
“Public Knowledge” means information becomes publicly known or available through no fault of, or breach of the confidentiality obligations of this Agreement by, Alnylam; provided that information shall not be considered Public Knowledge if such information becomes publicly known or available as a result of (a) the publication of Patent Rights filed by Alnylam, by Tenaya after the Effective Date with Alnylam’s prior written consent, or by Tenaya as of the Effective Date, or (b) its disclosure, publication or presentation by Alnylam, by Tenaya after the Effective Date with Alnylam’s prior written consent, or by Tenaya as of the Effective Date.

1.85
“Quarterly Research Expense Report” has the meaning set forth in Section 2.4.2.

1.86
“Receiving Party” has the meaning set forth in Section 8.1.1.

1.87
“Regulatory Approval” means, with respect to a country in the Territory, any and all approvals (including drug approval applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, or market a Product in such country, including, where applicable, (a) Pricing and Reimbursement Approval in such country, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and (c) labeling approval.

1.88
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a Product in the Territory.

1.89
“Regulatory Materials” means all (a) applications (including all INDs and drug approval applications and other major regulatory filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals) and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files.

1.90
“Reimbursement Cap” has the meaning set forth in Section 2.3.

1.91
“Replacement Gene Target” has the meaning set forth in Section 3.2.3.

1.92
“Research Budget” has the meaning set forth in Section 2.2.

1.93
“Research Data” has the meaning set forth in Section 2.9.

1.94
“Research Plan” has the meaning set forth in Section 2.1.

1.95
“Sales Milestone” has the meaning set forth in Section 7.3.1.

1.96
“Selected Non-Novel Gene Target” has the meaning set forth in Section 3.2.2.

1.97
“Selling Party” has the meaning set forth in Section 1.66.

1.98
“Sublicensee” means a Third Party that is granted, in accordance with this Agreement, a (sub)license by Alnylam or its Affiliates to intellectual property licensed under this Agreement by Alnylam or its Affiliates to, or to Alnylam and its Affiliates by, Tenaya or its Affiliates, to Develop or Commercialize a Product.

1.99
“Tenaya Collaboration Know-How” means all Know-How (a) identified, developed, made or discovered by or on behalf of Tenaya during the Validation Term or described in any Data Package with respect to a Collaboration Target, or (b) any other Know-How Controlled by Tenaya or its Affiliates as of the Effective Date or during the Term of this Agreement related to [***], but in each case ((a) and (b)) excluding Tenaya Platform Know-How.

1.100
“Tenaya Collaboration Patents” means all Patent Rights that Cover Tenaya Collaboration Know-How.

1.101
“Tenaya Collaboration Technology” means the Tenaya Collaboration Know-How and Tenaya Collaboration Patents.

1.102
“Tenaya Gene Target” means each Tenaya Nominated Gene Target that (a) is deemed a Tenaya Novel Gene Target by the JSC pursuant to Section 3.2.1, excluding any Overlapping Gene Target, or (b) is an Overlapping Gene Target deemed a Tenaya Novel Gene Target pursuant to Section 3.2.5.

1.103
“Tenaya Indemnitees” has the meaning set forth in Section 10.2.

1.104
“Tenaya Nominated Gene Target” means a Gene Target that, prior to the nomination of such Gene Target by Tenaya pursuant to Section 3.1 meets the following qualifications: [***]. For clarity, the Tenaya Nominated Gene Targets shall include the Gene Targets set forth on Schedule 1.104.

1.105
“Tenaya Nominated Gene Target Data Package” means a distinct data package with data and information supporting the Association of the Tenaya Nominated Gene Target and the applicable Primary Cardiovascular Indication that includes: (a) with respect to each Tenaya Nominated Gene Target, all available information related to the key data points in the table set forth in Schedule 1.104, including [***]; (b) any other Know-How Controlled by Tenaya reasonably necessary or useful for Alnylam to determine whether to proceed to in vivo activities with respect to such Gene Target under the Research Plan; and (c) any unpublished provisional or other Patent Right that Covers the Tenaya Nominated Gene Target.

1.106
“Tenaya Novel Gene Target” means a Tenaya Nominated Gene Target where the identity of such Tenaya Nominated Gene Target and association of such Tenaya Nominated Gene Target with the incidence, treatment, palliation, cure, prevention, or diagnosis of the applicable Primary Cardiovascular Indication[***].

1.107
“Tenaya Patents” means (a) the Tenaya Collaboration Patents, and (b) the Tenaya Platform Patents.

1.108
“Tenaya Platform Improvements” means all Know-How developed or discovered solely by or on behalf of either Party or its Affiliates or jointly by or on behalf of the Parties or their respective Affiliates under this Agreement through or as a result of the Research Plan, that is necessary in the practice of, or is otherwise directed to, the Tenaya Platform Know-How (other than Third Party Models), including any and all improvements, enhancements, modifications, substitutions, alternatives or alterations to Tenaya Platform Know-How (other than Third Party Models).

1.109
“Tenaya Platform Know-How” means, at any given time during the Term, [***]. Tenaya Platform Know-How includes Tenaya Platform Improvements, but shall not include [***].

1.110
“Tenaya Platform Patents” means all Patents Rights that Cover Tenaya Platform Know-How, including Tenaya Platform Improvements. For clarity, Tenaya Platform Patents exclude Tenaya Collaboration Patents.

1.111
“Tenaya Platform Technology” means the Tenaya Platform Know-How and Tenaya Platform Patents.

1.112
“Tenaya Research Activities” has the meaning set forth in Section 2.6.

1.113
“Tenaya Research Expenses” has the meaning set forth in Section 2.3.

1.114
“Tenaya Technology” means, collectively, Tenaya Platform Technology and Tenaya Collaboration Technology.

1.115
“Term” has the meaning set forth in Section 12.1.

1.116
“Terminated Collaboration Target” means any Non-Alnylam Collaboration Target with respect to which this Agreement has been terminated in accordance with any of the provisions of Sections 3.3.5, 3.4, or 12.2. For clarity, if this Agreement is terminated in its entirety, all Non-Alnylam Collaboration Targets will be Terminated Collaboration Targets.

1.117
“Territory” means all countries of the world.

1.118
“Third Party” means any Person other than the Parties and their respective Affiliates.

1.119
“Third Party Model” means any in vitro or in vivo model that is not in Tenaya’s possession on the Effective Date and is obtained by Tenaya during the Validation Term solely for use in Tenaya Research Activities at Alnylam’s request.

1.120
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.121
“United States” means the United States of America and its territories, possessions and commonwealths.

1.122
“Validation Term” means the period commencing on the Collaboration Target List Finalization Date and ending on the date that is twenty four (24) months following the Collaboration Target List Finalization Date.

2.
RESEARCH COLLABORATION.

2.1
Research Plan. During the Validation Term, the Parties will perform non-clinical Development activities under this Agreement in accordance with the written plan that sets forth: (a)(i) the in vitro validation activities for Collaboration Targets to be performed by or on behalf of Tenaya under such plan during the Validation Term, and (ii) the in vivo validation activities for Collaboration Targets to be performed by or on behalf of Tenaya under such plan during the Validation Term, (b) the activities to be performed by or on behalf of Alnylam under such plan during the Validation Term, (c) the Data Packages, Research Data and other deliverables to be provided by Tenaya to Alnylam, (d) any Subcontractors to be engaged by Tenaya to perform the activities described in the foregoing clause (a), (e) the Research Budget as further described in Section 2.2, (f) a timeline for completion of the applicable Tenaya Research Activities, and (g) the resources to be provided by Tenaya in furtherance of performing the applicable Tenaya Research Activities (such plan, as may be amended in accordance with this Agreement, the “Research Plan”). The initial Research Plan agreed to by the Parties is attached hereto and incorporated herein as Exhibit A. Either Party may propose updates to the Research Plan from time to time and submit the same to the JSC. The JSC will review, discuss, and determine whether to approve each proposed updated Research Plan, provided that if the JSC cannot reach agreement, [***]. If the JSC approves an update to the Research Plan, then the Research Plan will be deemed amended as of the date of such approval and such amended Research Plan will supersede the prior Research Plan.

2.2
Research Budget. The Research Plan will include a written budget pursuant to which Tenaya, its Affiliates, and its Subcontractors will perform the Tenaya Research Activities, which budget will include a good-faith estimate of (a) the number of FTEs to be dedicated by Tenaya to performing such activities under the Research Plan, and (b) any Out-of-Pocket Costs expected to be incurred in the performance of such activities (the “Research Budget”). The initial Research Budget agreed to by the Parties is included in Exhibit A. Under the Research Budget, all internal personnel and resources of Tenaya under the Research Budget will be expressed in terms of FTEs (with costs budgeted as calculated using the FTE Rate) plus the Out-of-Pocket Costs to be incurred in the performance of the Tenaya Research Activities outlined in the Research Plan. Either Party may propose updates to the Research Budget from time to time (including in connection with update to the Tenaya Research Activities under the Research Plan) and submit the same to the JSC. The JSC will review, discuss, and determine whether to approve each proposed updated Research Budget, provided that if the JSC cannot reach agreement [***]. If the JSC approves an update to the Research Budget, then the Research Budget will be deemed amended as of the date of such approval and such amended Research Budget will supersede the prior Research Budget. Subject to Section 2.3, [***].

2.3
Research Funding. During the Validation Term, Alnylam will reimburse Tenaya for all FTE Costs and Out-of-Pocket Costs, in each case, incurred by Tenaya in furtherance of the Tenaya Research Activities to the extent actually incurred in accordance with the applicable Research Plan (the “Tenaya Research Expenses”) up to, in the aggregate and subject to the remainder of this Section 2.3, [***] (the “Reimbursement Cap”). If Tenaya incurs, or is expected to incur, Tenaya Research Expenses in excess of [***] of the Reimbursement Cap for the Validation Term, then the Parties, through the JSC, will discuss whether to approve an increase in the amount budgeted in the Research Budget. If the JSC does not approve an increase to the applicable Research Budget, then [***].

2.4
Tenaya Research Expense Reporting.

2.4.1
No later than [***] prior to the end of each Calendar Quarter during the Validation Term, Tenaya will provide Alnylam with a written report containing (a) actual Tenaya Research Expenses incurred by or on behalf of Tenaya during the first two months of such Calendar Quarter and (b) a good faith estimate (which, for clarity, will not be binding) of Tenaya Research Expenses to be incurred by or on behalf of Tenaya during the third month of such Calendar Quarter; in each case ((a) and (b)), including (i) a breakdown of the number of FTEs and FTE Costs, and the amount of any Out-of-Pocket Costs incurred or expected to be incurred in furtherance of the Tenaya Research Activities in accordance with the Research Budget, and (ii) an accounting of such costs as compared to the amounts set forth in the Research Budget.

2.4.2
Within [***] after the end of each Calendar Quarter during the Validation Term, Tenaya will provide Alnylam with a reasonably detailed statement setting forth (a) actual Tenaya Research Expenses incurred by or on behalf of Tenaya during such Calendar Quarter, and (b) a forecast of the costs and expenses that Tenaya expects to incur in the performance of the Tenaya Research Activities during the upcoming four Calendar Quarters (which, for clarity, will not be binding), which costs and expenses must be in accordance with the Research Plan and Research Budget in accordance with the terms hereof in a format to be agreed upon by the Parties (each such report, a “Quarterly Research Expense Report”).

2.5
Payments. All payments made by Alnylam in respect of the Tenaya Research Expenses will be made in arrears pursuant to invoices submitted by Tenaya to Alnylam simultaneously with delivery of the Quarterly Research Expense Report after the end of the applicable Calendar Quarter in which such Tenaya Research Expenses were incurred. Alnylam will reimburse Tenaya all undisputed amounts of Tenaya Research Expenses set forth in any Quarterly Research Expense Report no later than [***] after Alnylam’s receipt thereof, provided, however, that in no event will Alnylam be required to pay any amounts set forth in any Quarterly Research Expense Report in respect of any Tenaya Research Activities that were performed more than [***] prior to Alnylam’s receipt of such invoice. Any dispute relating to Tenaya Research Expenses shall be resolved pursuant to Section 7.6.

2.6
Research Efforts. Tenaya will be responsible for (i) performing all activities assigned to it under the Research Plan and (ii) preparing and delivering all Data Packages, Research Data and other deliverables that are to be delivered by Tenaya under the terms of the Research Plan (collectively, together with any other activity expressly set forth under this Agreement to be performed by or on behalf of Tenaya, the “Tenaya Research Activities”). Tenaya will perform, or have performed, all Tenaya Research Activities in accordance with the Research Plan and otherwise in accordance with this Agreement, and will use reasonable efforts to comply with the timelines set forth in the Research Plan for performance of the applicable activities. Tenaya will perform or cause to be performed any and all of its activities for the Research Plan, including its activities under the Research Plan, in a good scientific manner and in compliance with all Applicable Law. Tenaya will maintain laboratories, offices and all other facilities at its own cost and expense and risk necessary to carry out its responsibilities under the Research Plan.

2.7
Cooperation. Until the expiration of the Evaluation Term, promptly after request by Alnylam through the Alliance Managers, Tenaya will (and will cause its Affiliates to) cooperate with Alnylam and provide reasonable assistance to Alnylam to enable Alnylam (and its Affiliates) to conduct its activities under this Agreement, as reasonably requested by Alnylam, including (a) providing Alnylam (and its designees) with reasonable access by teleconference or in-person (as requested by Alnylam) to then-employed personnel of Tenaya (and personnel of its Affiliates) to answer questions related to its activities pursuant to this Agreement and (b) providing Know-How that is licensed to Alnylam under this Agreement to the extent that it is necessary or reasonably useful for Alnylam to perform its activities under this Agreement, including copies of all material scientific information and data related to each Collaboration Target. Tenaya will provide [***] free of charge for such cooperation and assistance, and Alnylam will reimburse Tenaya for all (i) Out-of-Pocket Costs and (ii) FTE Costs (after such [***]), in each case ((i) and (ii)) associated with such cooperation and assistance.

2.8
Subcontracting. Each Party may subcontract any of its activities under this Agreement to a Third Party (each such Third Party, a “Subcontractor”), provided that Tenaya shall not subcontract any of its research activities under this Agreement to a Third Party without Alnylam’s prior written consent, not to be unreasonably withheld, conditioned or delayed (for clarity, any subcontractors listed in the Research Plan shall be deemed approved by Alnylam); provided further that any subcontract entered into by each Party pursuant to this Section 2.8 must (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, including containing confidentiality provisions at least as protective as those contained in Article 8, and (c) in case of subcontract by Tenaya, provide Alnylam with the same rights with respect to any intellectual property arising from the subcontracted activities as it would have if Tenaya performed such activities under this Agreement. In any event, each Party will (x) oversee the performance by its Subcontractors of the activities subcontracted pursuant to this Section 2.8 in a manner that would be reasonably expected to result in their timely and successful completion and (y) be responsible and liable for the actions and omissions of its Subcontractors as between the Parties. No subcontracting pursuant to this Section 2.8 will relieve any Party of any of its obligations, or deprive the other Party of any of its rights, under this Agreement.

2.9
Records and Reports. Each Party will, and will ensure that its Subcontractors, maintain complete, current and accurate records of all of its research activities under this Agreement, and all data and other information resulting from such research activities, which records will (a) be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law, (b) properly reflect all work done and results achieved in the performance of such research activities, and (c) record only such research activities and will not include or be commingled with records of activities that are not conducted under this Agreement. Each Party will retain, or cause to the retained, such records for at least [***] after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law. For each Collaboration Target, Tenaya will provide to the JSC on a [***] basis a summary of material data with respect to any research activities under the Research Plan for such Collaboration Target, including the data regarding its Associated Primary Cardiovascular Indication, and, upon the reasonable request by Alnylam, will provide Alnylam copies of or access to all data and other material Know-How, results, and analyses with respect to such research activities for such Collaboration Target (collectively, “Research Data”).

3.
TARGET SELECTION AND VALIDATION.

3.1
Target Nomination. Within [***] following the Effective Date, at an agreed time and in a simultaneous manner (a) Tenaya will nominate at least [***] Tenaya Nominated Gene Targets in writing to the JSC members, and (b) Alnylam will nominate up to [***] Gene Targets in writing to the JSC members. Also, within such [***] period, Tenaya shall provide a complete Tenaya Nominated Gene Target

Data Package generated by Tenaya that supports the Association of each Tenaya Nominated Gene Target and the applicable Primary Cardiovascular Indication.

3.2
Target Selection.

3.2.1
Within [***] following the Effective Date, the JSC will meet (the “Initial JSC Meeting”) to (a) review the Tenaya Nominated Gene Targets and Gene Targets nominated by Alnylam, and (b) determine which of the Tenaya Nominated Gene Targets qualify as Tenaya Novel Gene Targets and which of the Tenaya Nominated Gene Targets do not qualify as Tenaya Novel Gene Targets (each such non-qualifying Gene Target, a “Non-Novel Gene Target”). For clarity, the determination of whether a Tenaya Nominated Gene Target qualifies as a Tenaya Novel Gene Target shall be solely based on the requirements contained in the definition of “Tenaya Novel Gene Target” [***].

3.2.2
With respect to (a) any Tenaya Nominated Gene Target deemed a Non-Novel Gene Target at the Initial JSC Meeting, or (b) each Tenaya Nominated Gene Target which the JSC does not mutually agree is or is not a Tenaya Novel Gene Target (each such target described in the foregoing clause (b), a “Deadlocked Gene Target”), Alnylam will determine at the Initial JSC Meeting to either: (a) reject such Non-Novel Gene Target or Deadlocked Gene Target, in which case such rejected Gene Target shall be deemed a “Rejected Gene Target”; or (b) select such Non-Novel Gene Target or Deadlocked Gene Target (such selected Non-Novel Gene Target or Deadlocked Gene Target, a “Selected Non-Novel Gene Target”) to proceed under the Research Plan. For clarity, a Rejected Gene Target shall not be deemed a Collaboration Target, and Alnylam shall not have any rights and Tenaya shall not have any obligations, in each case under this Agreement with respect to any such Rejected Gene Target.

3.2.3
With respect to each Rejected Gene Target, Tenaya shall have the right to nominate an additional Gene Target that qualifies as a Tenaya Nominated Gene Target (each, a “Replacement Gene Target”) at the Initial JSC Meeting; provided, however that Tenaya may not nominate as a Replacement Gene Target any Gene Target previously nominated by Alnylam as an Alnylam Gene Target. Each Replacement Gene Target will be treated as a Tenaya Nominated Gene Target under this Section 3.2; for clarity, Tenaya will provide a Tenaya Nominated Gene Target Data Package for each Replacement Gene Target. Within [***] following the Initial JSC Meeting, the JSC will meet to review the Replacement Gene Targets, if any, and will determine which qualify as Tenaya Novel Gene Targets and which are Non-Novel Gene Targets or Deadlocked Gene Targets (which may be rejected as Rejected Gene Targets or selected by Alnylam as Selected Non-Novel Gene Targets).

3.2.4
For each Tenaya Nominated Gene Target (including any Replacement Gene Target) that is determined to be a Rejected Gene Target and for which either (a) Tenaya fails to nominate a Replacement Gene Target under Section 3.2.3, or (b) Tenaya nominates a Replacement Gene Target under Section 3.2.3 but the Replacement Gene Target does not qualify as a Tenaya Novel Gene Target and is not selected by Alnylam as a Selected Non-Novel Gene Target, the payment due to Tenaya pursuant to Section 7.1 will be reduced by $500,000 for each such Rejected Gene Target.

3.2.5
To the extent Alnylam and Tenaya each nominate the same Gene Target (regardless if such nominations are for the same Primary Cardiovascular Indication for such Gene Target) at the Initial JSC Meeting and such Gene Target qualifies as a Tenaya Novel Gene Target, each such overlapping Gene Target will be deemed an “Overlapping Gene Target,” except that, notwithstanding the foregoing, (a) if both Parties nominate [***], then [***] will be deemed a Tenaya Novel Gene Target, and (b) if both Parties nominate [***], then [***] will be deemed an Alnylam Gene Target.

3.2.6
Following the review of the Gene Targets nominated by each Party under this Section 3.2 at the Initial JSC Meeting (if there are no Replacement Gene Targets named) or within [***] of the subsequent JSC meeting (if there is one or more Replacement Gene Targets named), the JSC shall agree in writing on a list of Gene Targets to be Collaboration Targets subject to this Agreement (such list, the “Collaboration Target List” and the date such list is agreed in writing, the “Collaboration Target List Finalization Date”). The Collaboration Target List will identify each Gene Target as one of the following: (a) a Tenaya Gene Target, (b) a Selected Non-Novel Gene Target, (c) an Overlapping Gene Target, or (d) an Alnylam Gene Target. Alnylam may prioritize the order the Alnylam Gene Targets enter In Vitro Validation Activities by written notice to Tenaya. The Parties may agree to update the Collaboration Target List from time to time through mutual agreement.

3.3
Target Validation. During the Validation Term (which may be extended upon the mutual agreement of the Parties), the Parties will conduct in vivo and in vitro target validation research and development activities in accordance with the Research Plan and Research Budget; provided however that notwithstanding the expiration of the Validation Term, Tenaya will complete any in vivo validation activities in progress at the time of expiration of the Validation Term, at Alnylam’s cost and expense, in accordance with the Research Plan and Research Budget and shall remain obligated to deliver to Alnylam the associated In Vivo Data Package; provided further that Alnylam shall not modify or amend the Research Plan after the expiration of the Validation Term without Tenaya’s prior written consent. Alnylam may request that Tenaya utilize a Third Party Model in the Tenaya Research Activities, provided that the Parties will agree in writing in advance regarding the selection of the Third Party Model and the costs and expenses for such Third Party Model that will be reimbursed by Alnylam.

3.3.1
In Vitro Validation Activities. During the Validation Term, Tenaya will use the Tenaya Platform Technology to conduct in vitro assessments to validate the Alnylam Gene Targets (and, if needed, any Replacement Gene Target, if any) in accordance with the Research Plan and Research Budget (“In Vitro Validation Activities”). Tenaya shall not be obligated to conduct In Vitro Validation Activities for more than [***] Alnylam Gene Targets without Tenaya’s prior written consent. During the Validation Term, Tenaya shall conduct additional In Vitro Validation Activities with respect to each Collaboration Target at Alnylam’s written request and at Alnylam’s cost and expense.

3.3.2
In Vitro Data Package. Upon the completion of the In Vitro Validation Activities under the Research Plan with respect to each Collaboration Target, Tenaya will deliver to Alnylam a distinct data package including (a) the results of the In Vitro Validation Activities conducted by Tenaya with respect to such Collaboration Target under this Agreement and (b) any other Know-How, including information about the applicable Associated Primary Cardiovascular Indication, Controlled by Tenaya reasonably necessary or useful for Alnylam to determine whether to proceed to in vivo validation activities with respect to such Collaboration Target under the Research Plan (each such data package, an “In Vitro Data Package”).

3.3.3
In Vivo Validation Activities. Tenaya will conduct in vivo target validation using animal models in accordance with the Research Plan and Research Budget (“In Vivo Validation Activities”). Alnylam will generate and deliver to Tenaya reasonable quantities of Alnylam Tool Compounds for each Collaboration Target for which Alnylam desires Tenaya to conduct such In Vivo Validation Activities. Tenaya will not (a) reverse engineer or otherwise analyze any Alnylam Tool Compound for the purpose of determining the sequence or structure thereof, (b) transfer the Alnylam Tool Compounds to any Third Party (except to permitted Subcontractors for the purpose of conducting In Vivo Validation Activities), or (c) use any Alnylam Tool Compound for any purpose other than the In Vivo Validation Activities.

3.3.4
In Vivo Data Package. Upon completion of the In Vivo Validation Activities under the Research Plan with respect to each Collaboration Target, Tenaya will deliver to Alnylam a distinct data package including (a) the results of the In Vivo Validation Activities conducted by Tenaya with respect to such Collaboration Target under this Agreement and (b) any other Know-How, including information about the applicable Associated Primary Cardiovascular Indication, controlled by Tenaya and reasonably necessary or useful for Alnylam to determine whether Alnylam should proceed and conduct further Development of such Collaboration Target (each such data package, an “In Vivo Data Package”).

3.3.5
Validation Term Expiration. If, upon the expiration of the Validation Term (including any extended period for the completion of work under Section 3.3), Alnylam has not instructed Tenaya to start or continue the In Vivo Validation Activities with respect to a Non-Alnylam Collaboration Target, then such Non-Alnylam Collaboration Target shall cease to be a Collaboration Target (and shall be considered a Terminated Collaboration Target) upon the expiration of the Validation Term.

3.4
Evaluation Term. During the Evaluation Term for each Collaboration Target, at Alnylam’s cost and expense, Alnylam will have the right to evaluate each Collaboration Target by conducting additional in vitro and in vivo animal studies and by evaluating and utilizing all data and information delivered by Tenaya to Alnylam for such Collaboration Target, in order to evaluate whether to further Develop Products Directed To such Collaboration Target. On a Non-Alnylam Collaboration Target-by-Non-Alnylam Collaboration Target basis, in the event Alnylam fails to commence an NHP PD Study prior to the expiration of the Evaluation Term for such Non-Alnylam Collaboration Target, then such Non-Alnylam Collaboration Target will be deemed a Terminated Collaboration Target and the license granted to Alnylam pursuant to Section 6.2 will terminate with respect to such Terminated Collaboration Target. For clarity, Alnylam will be free at all times during and after the Term of this Agreement, in its discretion, to evaluate each Alnylam Gene Target by conducting additional in vitro and in vivo animal studies and by evaluating and utilizing all data and information delivered by Tenaya to Alnylam for such Alnylam Gene Target, in order to evaluate whether to further Develop and Commercialize Products Directed To such Alnylam Gene Target.

4.
PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

4.1
Development of Products. Except as expressly set forth herein, for each Collaboration Target, for the Term of this Agreement, as between the Parties, Alnylam will have the sole right and responsibility, at its cost and expense, for the research and Development of Products Directed To a Collaboration Target in

the Field in the Territory (including having an Affiliate or, subject to Section 2.8 and Section 6.3, a Third Party, research and Develop on its behalf).

4.2
Regulatory Matters. Except with respect to Tenaya’s responsibilities under Section 3.3, Alnylam will have sole right, responsibility and decision making authority with respect to regulatory matters for Products Directed To a Collaboration Target in the Field in the Territory, including the content of any regulatory filing or dossier, pharmacovigilance reporting, labeling, safety, and the decision to file or withdraw any IND or to cease or suspend any Clinical Trial. Alnylam will have sole responsibility for preparing and submitting all Regulatory Materials for such Products in the Field in the Territory, including preparing, submitting and holding all INDs and marketing authorization applications for Products. Tenaya will reasonably cooperate with Alnylam and provide to Alnylam all Know-How Controlled by Tenaya regarding any Collaboration Target, in each case as may be reasonably requested by Alnylam, in order to prepare or support any Regulatory Materials for Products Directed To a Collaboration Target in the Field in the Territory and interactions with any Regulatory Authority in connection with Development or Regulatory Approval of such Products. Tenaya will provide [***] free of charge for such cooperation and assistance, and Alnylam will reimburse Tenaya for all (a) Out-of-Pocket Costs and (b) FTE Costs (after such [***]), in each case ((a) and (b)) associated with such cooperation and assistance. Alnylam will own all Regulatory Materials for such Products and all such Regulatory Materials will be submitted in the name of Alnylam (or its Affiliate, Sublicensee or designee, as applicable).

4.3
Commercialization. For the Term of this Agreement, as between the Parties, Alnylam will have the sole right and responsibility, at its cost and expense, for the Commercialization of Products Directed To any Collaboration Target in the Field in the Territory (including having an Affiliate or, subject to Section 2.8 and Section 6.3, a Third Party, Commercialize on its behalf).

4.4
Progress Reports. Following the discontinuation of the JSC, Alnylam shall, on or before [***] of each year, provide Tenaya with a reasonably detailed annual written report summarizing Alnylam’s progress in the Development of Licensed Products Directed To a Non-Alnylam Collaboration Target. Each progress report shall include a summary of pre-clinical and/or clinical development activities with respect to such Licensed Products during the preceding year.

4.5
Standards of Conduct. Each Party will perform, and will use reasonable efforts to ensure that its Affiliates, Sublicensees and Third Party contractors perform, its Development activities in good scientific manner, and in compliance in all material respects with the requirements of Applicable Law.

5.
GOVERNANCE.

5.1
Joint Steering Committee. On the Effective Date, the Parties will establish a joint steering committee with the roles set forth in Section 5.2 (the “Joint Steering Committee” or “JSC”) consisting of the [***] representatives from each Party set forth on Schedule 5.1 with a co-chairperson from each Party. The JSC may change its size from time to time by mutual consent of both Parties, provided that the JSC will consist at all times of an equal number of representatives of each of Tenaya and Alnylam. Each Party may at any time appoint different JSC representatives or change its designated co-chairperson by written notice to the other Party. Other employees or consultants of a Party who are not the Alliance Managers of such Party or representatives of such Party on the JSC may attend meetings of the JSC with the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that such attendees (a) will not vote or otherwise participate in the decision-making process of the JSC and

(b) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 8.

5.2
Responsibilities. The JSC will be responsible for (a) reviewing the Tenaya Nominated Gene Targets (including for clarity Replacement Gene Targets) and Gene Targets nominated by Alnylam and compiling the Collaboration Target List, (b) overseeing the activities under the Research Plan through the completion of the Validation Term, (c) serving as an information-sharing forum during the period beginning upon the completion of the Validation Term until the completion of the Evaluation Term, (d) approving any changes and updates to the Research Plan (including the Research Budget), and (e) monitoring, reviewing and recording of the progress of the Research Plan.

5.3
Decisions. Decisions of the JSC will be by unanimous vote, with each Party having collectively one (1) vote, provided that if, after attempts to amicably resolve any disagreement at the JSC, the Parties are unable to agree on a matter to be decided by the JSC, [***] after escalation to Executive Officers in accordance with Section 13.12; provided further that, (a) [***], and (b) [***].

5.4
JSC Meetings. The JSC will hold meetings at such times and places as the co-chairpersons may determine. The JSC will meet at least [***] during the Validation Term and thereafter during the Evaluation Term on an ad hoc basis as reasonably requested by Alnylam until discontinuation of the JSC in accordance with Section 5.8. The meetings of the JSC need not be in person and may be by telephone or any other method determined by the JSC. Each Party will bear its own costs associated with attending such meetings, including any costs relating to travel or such Party’s participation in such meetings. Each Party will be responsible for all of its own costs and expenses of participating in the JSC. Either Party’s representatives on the JSC may call a special meeting of the JSC upon at least [***] prior written notice, except that emergency meetings may be called with at least [***] prior written notice. The Alliance Managers will be responsible for preparing and circulating an agenda in advance of each meeting.

5.5
Minutes. The Parties will alternate responsibility for preparing and circulating minutes of each meeting of the JSC, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes will be effective only after such minutes have been approved by both Parties in writing. Definitive minutes of all JSC meetings will be finalized no later than [***] after the meeting to which the minutes pertain.

5.6
Limitations on Authority of the JSC. The JSC will have solely the roles and responsibilities assigned to it in this Article 5. The JSC will have no authority to (a) amend, alter or modify, or determine or waive compliance by a Party with, a Party’s obligations under this Agreement, or (b) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties or the consent of one Party against which such decision will be made. For avoidance of doubt, the JSC will have no authority with respect to Alnylam Gene Targets or Products.

5.7
Alliance Managers. Each Party will appoint a representative who possesses a general understanding of this Agreement and pharmaceutical research, clinical, regulatory, manufacturing and commercialization matters and who will oversee contact between the Parties for all matters between meetings of the JSC (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

5.8
Discontinuation of JSC. The JSC will exist from the Effective Date until the expiration of the Evaluation Term; provided that after the end of the Validation Term, the JSC will primarily serve as an information-sharing body. Thereafter, the JSC will have no further roles or responsibilities under this Agreement.

6.
LICENSES.

6.1
Grants to Tenaya. Subject to the terms and conditions of this Agreement, Alnylam hereby grants to Tenaya, during the Validation Term, a non-exclusive, non-transferable (except as permitted by Section 13.1), fully paid-up, worldwide, non-sublicensable (except to permitted Subcontractors) license under the Alnylam Know-How and Alnylam Patents to perform the Tenaya Research Activities in accordance with the Research Plan and Research Budget.

6.2
Grants to Alnylam. On a Collaboration Target-by-Collaboration Target basis, Tenaya grants to Alnylam an exclusive worldwide license, with the right to grant sublicenses through multiple tiers, under the Licensed Technology to evaluate and utilize such Collaboration Target and to research, Develop, manufacture, Commercialize or otherwise Exploit any Product Directed To such Collaboration Target in the Field in the Territory; provided that, subject to Tenaya’s exclusivity obligations under Section 6.6 with respect to the Non-Alnylam Collaboration Targets, Tenaya will retain the right to use the generalized results from the Tenaya Research Activities for the purpose of generally enhancing or improving the Tenaya Platform Technology.

6.3
Sublicenses. Alnylam will have the right to grant sublicenses, through multiple tiers, under the licenses granted to Alnylam in Section 6.2, as applicable, provided that each sublicense (a) is pursuant to a written agreement consistent with and subject to the terms and conditions of this Agreement, and (b) contains a requirement that the Sublicensee comply with confidentiality and non-use provisions that are no less restrictive than those set forth in Article 8 with respect to Tenaya’s Confidential Information. Notwithstanding any sublicense to a Sublicensee, Alnylam will remain responsible to Tenaya for the performance of all of Alnylam’s obligations under, and compliance with, all applicable terms and conditions of, this Agreement, including any obligations delegated to its Sublicensees. Alnylam shall provide Tenaya with written notice of any grant of sublicense to a Sublicensee of the rights and licenses granted to Alnylam in Section 6.2 no later than [***] following any such grant.

6.4
No Implied License; Retention of Rights. Except as expressly provided herein, nothing in this Agreement grants either Party or vests in either Party any right, title or interest in and to the Know-How, Patent Rights, Confidential Information, Trademarks or other intellectual property of the other Party (either expressly or by implication, estoppel or otherwise), other than the license rights expressly granted hereunder and the assignments expressly made hereunder. Neither Party will practice or otherwise exploit the Know-How, Patent Rights, Confidential Information, Trademarks or other intellectual property of the other Party outside the scope of the license rights expressly granted hereunder and the assignments expressly made hereunder. Without limiting the foregoing, nothing in this Agreement shall be deemed to grant (a) Alnylam any license or right to access the Tenaya Platform Technology or to otherwise use the Tenaya Platform Technology for any purpose whatsoever or (b) Tenaya any license or right of access to Alnylam Gene Targets, Confidential Information of Alnylam, or Alnylam Collaboration Technology other than as expressly set forth in this Agreement.

6.5
Bankruptcy. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of another jurisdiction), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to "intellectual property" as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction).

6.6
Exclusivity.

6.6.1
During the Term, on a Non-Alnylam Collaboration Target-by-Non-Alnylam Collaboration Target basis, except in connection with the conduct of activities under the Research Plan, Tenaya shall not, itself or with any Third Party, conduct any research or Development activities with respect to (a) such Non-Alnylam Collaboration Target or (b) any therapeutic product designed to be Directed To such Non-Alnylam Collaboration Target, in each case for so long as such Non-Alnylam Collaboration Target remains a Collaboration Target.

6.6.2
If there is a Change of Control of Tenaya, the obligations of Section 6.6.1 will not preclude the Acquirer or any of its Affiliates (other than Tenaya or any Person that was an Affiliate of Tenaya prior to such Change of Control or any successor entity to Tenaya or any such Affiliates of Tenaya) from exploiting any program, compound or product of the Acquirer; provided that [***].

7.
FINANCIAL TERMS.

7.1
Platform Access Fee. As partial consideration for the licenses and other rights granted by Tenaya to Alnylam under this Agreement, Alnylam will pay to Tenaya a one-time, non-creditable, non-refundable technology access fee of the amount calculated as follows: Ten Million Dollars ($10,000,000) minus any $500,000 reduction(s), if any, pursuant to Section 3.2.4 for Rejected Gene Targets (such calculated amount, the “Platform Access Fee”). Tenaya will send Alnylam an invoice for the Platform Access Fee on or after the Collaboration Target List Finalization Date and Alnylam will pay such amount within thirty (30) days after Alnylam’s receipt of such invoice.

7.2
Development and Regulatory Milestone Payments.

7.2.1
Development and Regulatory Milestone Events. Subject to the terms of this Section 7.2, Alnylam will notify Tenaya promptly (but in all cases within [***]) following the first achievement by Alnylam or its Affiliate or Sublicensee of each milestone event described below in this Section 7.2.1 (each, a “Development and Regulatory Milestone”) with respect to, on a Non-Alnylam Collaboration Target-by-Non-Alnylam Collaboration Target basis, the first Licensed Product that: (a) is Directed To any Tenaya Gene Target, Overlapping Gene Target, or Selected Non-Novel Gene Target, as applicable, and (b) is being studied or has Regulatory Approval for a Primary Cardiovascular Indication, to achieve such milestone event, and shall pay Tenaya the corresponding non-creditable, non-refundable milestone payment:

	Development and Regulatory Milestone Event	First Product Directed To [***]	First Product Directed To [***]
1	[***]	[***]	[***]
2	[***]	[***]	[***]
3	[***]	[***]	[***]
4	[***]	[***]	[***]
5	[***]	[***]	[***]
6	[***]	[***]	[***]

7.2.2
Maximum Development and Regulatory Milestone Payments. In no event will the aggregate Development and Regulatory Milestone payments pursuant to Section 7.2.1 exceed: (a) with respect to each [***], [***], (b) with respect to each [***], [***], or (c) with respect to each [***], [***], in each case ((a) through (c)) irrespective of the number of Licensed Products that achieve such Development and Regulatory Milestone. For example, [***]. For clarity, no Development and Regulatory Milestone payments will be due to Tenaya for any Product Directed To an Alnylam Gene Target. [***].

7.2.3
Development and Regulatory Milestone Payment Reduction. [***].

7.3
Sales Milestones.

7.3.1
Sales Milestone Events. Subject to the terms of this Section 7.3, Alnylam will notify Tenaya promptly (but in all cases within [***] after the Calendar Quarter during which the applicable milestone event is achieved) following the first achievement by a Selling Party of each milestone event described below in this Section 7.3.1 (each, a “Sales Milestone”) with respect to, on a Non-Alnylam Collaboration Target-by-Non-Alnylam Collaboration Target basis, aggregate Net Sales of all Licensed Products Directed To such Tenaya Gene Target, Overlapping Gene Target, or Selected Non-Novel Gene Target, as applicable, that has Regulatory Approval for a Primary Cardiovascular Indication, to achieve such milestone event, and shall pay Tenaya the corresponding non-creditable, non-refundable milestone payment:

	Sales Milestone Event	Licensed Products Directed To [***]	Licensed Products Directed To [***]
1	Aggregate Net Sales of all Licensed Products Directed To a given Non-Alnylam Collaboration Target in the Territory in a Calendar Year [***]	[***]	[***]
2	Aggregate Net Sales of all Licensed Products Directed To a given Non-Alnylam Collaboration Target in the Territory in a Calendar Year [***]	[***]	[***]

3	Aggregate Net Sales of all Licensed Products Directed To a given Non-Alnylam Collaboration Target in the Territory in a Calendar Year [***]	[***]	[***]
4	Aggregate Net Sales of all Licensed Products Directed To a given Non-Alnylam Collaboration Target in the Territory in a Calendar Year [***]	[***]	[***]

7.3.2
Maximum Sales Milestone Payments. In no event will the aggregate Sales Milestone payments pursuant to Section 7.3.1 exceed: (a) with respect to each [***], [***], (b) with respect to each [***], [***], or (c) with respect to each [***], [***], in each case ((a) through (c)) irrespective of the number of times achieved. For example, [***]. For clarity, no Sales Milestone payments will be due to Tenaya for any Product Directed To an Alnylam Gene Target. If more than one (1) Sales Milestone is first achieved in a given Calendar Year, Alnylam shall pay to Tenaya the applicable milestone payments for each such Sales Milestone.

7.3.3
Sales Milestone Payment Reduction. [***].

7.4
Payment Method and Currency. All payments under this Agreement will be made in immediately available funds to an account designated by Tenaya. All sums due under this Agreement will be payable in Dollars. Upon the notice by Alnylam of the achievement of any Development and Regulatory Milestone or Sales Milestone, Tenaya will send Alnylam an invoice for the amount due and Alnylam will pay such amount within [***] after Alnylam’s receipt of such invoice.

7.5
Taxes.

7.5.1
General. Each Party will be responsible for all taxes imposed on such Party’s net income, or on net income allocated to such Party under Applicable Law. To the extent one Party pays (pursuant to a legal requirement) taxes imposed on net income of the other Party, the other Party will reimburse the paying Party for any such taxes paid. The amounts payable pursuant to this Agreement will not be reduced on account of any taxes unless required by Applicable Law.

7.5.2
Indirect taxes. It is understood and agreed between the Parties that all amounts to be paid pursuant to this Agreement are exclusive of any value-added tax (“VAT”) and other indirect tax (customs duties, sales, use or excise taxes and similar indirect taxes). If any VAT or other indirect tax should apply to the payments by Alnylam under this Agreement, Alnylam shall pay VAT or any other indirect tax at the applicable rate in addition to any such payments following the receipt of a valid VAT or other indirect tax invoice in accordance with local law, issued by Tenaya in respect of those payments. Where such VAT or other indirect tax is incorrectly charged to Alnylam, Tenaya shall either issue a credit invoice or reimburse Alnylam in an amount that equals such incorrectly charged VAT or other indirect tax amount.

7.5.3
Withholding Taxes. Tenaya will bear any and all withholding taxes levied on Tenaya on account of all payments it receives under this Agreement. Alnylam may withhold from payments due to Tenaya amounts for payment of any withholding tax that is required by Applicable Law to be paid to any taxing authority with respect to such payments. In such case, Alnylam will promptly provide to Tenaya all relevant documents and information relating to such withholding tax, including and to the extent necessary, original receipts or other evidence reasonably desirable and sufficient to allow Tenaya to document such withholding tax for the purposes of reclaiming the withholding taxes or claiming foreign tax credits or similar benefits. The Parties will cooperate with each other in reducing withholding taxes under any double taxation or other similar treaty or agreement from time to time in force and Tenaya will provide Alnylam, as of the date hereof (and at any such time its status changes for purposes hereof or such form expires), any such IRS Form W-9 or W-8 it is eligible to provide to reduce the rate of withholding hereunder. Notwithstanding anything herein to the contrary, to the extent Alnylam fails to withhold pursuant to this Section 7.5.3 in respect of any payment under this Agreement and a taxing authority subsequently asserts that withholding was required, Tenaya will indemnify and hold harmless Alnylam for any such payments Alnylam is required to pay to such taxing authority. All payments hereunder shall be made by Alnylam from an entity resident in the United States. The provisions of this Section 7.5.3 are intended to apply only if any payment under this Agreement becomes subject to withholding taxes in the future. Notwithstanding the foregoing, the Parties acknowledge and agree that if Alnylam (or its Affiliates, successor or assignee) is required to make a payment to Tenaya subject to deduction or withholding of taxes, as described in this Section 7.5.3, and if the obligation to deduct or withhold taxes arises, or if the amount of such taxes required to be deducted or withheld is increased solely as a result of any action taken by Alnylam (or its Affiliates or a successor or assignee), including the assignment or transfer of this Agreement by Alnylam pursuant to Section 13.1 or otherwise, or there is a change, whether by corporate continuance, merger or other means, in the tax residency of Alnylam (each, a “Withholding Tax Action”), then notwithstanding anything to the contrary herein, if Alnylam (or its Affiliates, successor or assignee) is required to deduct or withhold taxes from any payment to Tenaya as a result of a Withholding Tax Action, Alnylam shall increase the amount of such payment only to the extent necessary to ensure that Tenaya receives the same net amount that it would have received without such Withholding Tax Action, provided that such increase shall apply solely to the extent that such withholding taxes constitute a final, non‑creditable and non‑refundable tax cost to Tenaya.

7.6
Resolution of Payment Disputes. In the event there is a dispute relating to any payment obligations or reports hereunder, the Party with the dispute will provide the other Party with written notice setting forth in reasonable detail the nature and factual basis for such good faith dispute and the Parties will seek to resolve the dispute as promptly as possible, but no later than [***] after such written notice is received. If the Parties are unable to resolve such payment dispute within such period then the matter will be resolved pursuant to Section 13.12. The Parties agree that if there is a dispute regarding any payment amount, only the disputed amount will be withheld from the payment, and the undisputed amount will be paid within the applicable timeframes.

7.7
Late Payments. If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest at the rate equal to [***], or the maximum rate allowable by Applicable Law, whichever is less.

7.8
Record-Keeping; Audits. Each Party will keep (and will cause its Affiliates and its Sublicensees to keep) complete and accurate books and records pertaining to (a) in the case of Alnylam, the Net Sales of Licensed Products (the “Alnylam Records”) and (b) in the case of Tenaya, all FTEs utilized and Out-of-Pocket Costs incurred in connection with the performance of the Tenaya Research Activities and any other amounts to be reimbursed by Alnylam under this Agreement (the “Tenaya Records”), in each case ((a) and (b)), in reasonable detail to permit the other Party to confirm the accuracy of all payments or costs reported. Such records shall be kept for [***] (or such longer period as required by Applicable Law) following the end of the Calendar Quarter to which they pertain. Upon reasonable request, but in any case no less than [***] advance notice by one Party (the “Auditing Party”) to the other Party (the “Audited Party”) and not more than once in each Calendar Year and once per audited period (in each case, except for cause), the Audited Party and its Affiliates will permit an independent certified public accounting firm of nationally recognized standing in the United States, selected by the Auditing Party and reasonably acceptable to the Audited Party, to have access during normal business hours to such of the records of the Audited Party and its Affiliates and, if applicable, their Sublicensees, as may be reasonably necessary to verify the accuracy of (i) in the case of Alnylam as the Audited Party, the applicable Alnylam Records and the payments amounts owed to Tenaya hereunder, and (ii) in the case of Tenaya as the Audited Party, the Tenaya Records and all FTEs utilized and Out-of-Pocket Costs reported to have been incurred in connection with the performance of the Tenaya Research Activities, for any year ending not more than [***] prior to the date of such request. The accounting firm will enter a confidentiality agreement reasonably acceptable to the Audited Party governing the use and disclosure of the Audited Party’s information disclosed to such firm, and such firm will disclose to the Auditing Party only whether information provided by the Audited Party to the Auditing Party as described in clauses (a) and (b) above was accurate and the specific details concerning any discrepancies, which information will be Confidential Information of the Audited Party. Either Party may refer any disputes with respect to the findings of such accounting firm for resolution in accordance with the dispute resolution procedures set forth in Section 13.12. If either Party is found to have been underpaid any amounts payable to such Party hereunder then such Party will be entitled to recover any undisputed discrepancy, together with interest calculated pursuant to Section 7.7, no later than [***] after delivery to the Parties of the final report of such accounting firm. If either Party is found to have overpaid any amounts payable to the other Party, such Party shall credit the amount of the overpayment against future payments payable to the other Party (and if no further payments are due, shall be refunded by the other Party within [***] of request). The fees charged by such accounting firm will be paid by the Auditing Party; provided that if the audit discloses a net underpayment of amounts owed or overreporting of expenses by the Audited Party of more than [***], then, [***], the Audited Party will pay the reasonable fees and expenses charged by such accounting firm. The Auditing Party will treat all financial information disclosed by its accounting firm pursuant to this Section 7.8 as Confidential Information of the Audited Party for purposes of this Agreement.

8.
CONFIDENTIALITY AND PUBLICATION.

8.1
Nondisclosure and Non-Use Obligations.

8.1.1
Confidential Information. For purposes of this Agreement, “Confidential Information” means, with respect to a Party, any and all confidential or proprietary information and data, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, including information of Third Parties, whether communicated in writing or orally or by any other method, which is provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement; provided that (a) [***], will at all times be considered Confidential Information of Alnylam as if Alnylam were the Disclosing Party with respect thereto and there will be no restriction on Alnylam’s use or disclosure of the [***], and (b) [***] will be considered Confidential Information of each Party until the expiration of the Evaluation Term. Upon the expiration of the applicable Evaluation Term, (i) in the event that Alnylam had not commenced an NHP PD Study with respect to a particular

Non-Alnylam Collaboration Target prior to the expiration of the applicable Evaluation Term, the [***] with respect to the applicable Non-Alnylam Collaboration Target will be the Confidential Information of Tenaya and will no longer be the Confidential Information of Alnylam and (ii) in the event that Alnylam has commenced an NHP PD Study with respect to a particular Non-Alnylam Collaboration Target prior to the expiration of the Evaluation Term, the [***] with respect to the applicable Non-Alnylam Collaboration Target will be the Confidential Information of Alnylam and will no longer the Confidential Information of Tenaya; provided that, upon the termination (but not expiration) of the Agreement, such Non-Alnylam Collaboration Target Information disclosed by Tenaya to Alnylam will be the Confidential Information of Tenaya and will no longer be the Confidential Information of Alnylam. Notwithstanding anything to the contrary under this Agreement, Tenaya Platform Technology will be the Confidential Information of Tenaya (and not Alnylam).

The Parties agree that all information disclosed pursuant to the Confidentiality Agreement (x) by Alnylam, shall be deemed to be Confidential Information of Alnylam hereunder and subject to the terms of this Agreement, and (y) by Tenaya, shall be deemed to be the Confidential Information of Tenaya hereunder and subject to the terms of this Agreement.

8.1.2
Obligations. At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, each Receiving Party will, and will cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the Disclosing Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is necessary or reasonably useful for the performance of, or the exercise of such Party’s rights under, this Agreement. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 8.1 with respect to any Confidential Information will not include any information that:

(i)
is known by the Receiving Party at the time of its receipt, without an obligation of confidentiality, and not through a prior disclosure by the Disclosing Party, as demonstrated by the Receiving Party’s business records, documentation or other competent proof;

(ii)
is in the public domain or publicly known by use and/or publication before its receipt from the Disclosing Party (or, with respect to the Association of a Gene Target with the modulation of disease phenotype for a given indication, before identification or discovery of such Association hereunder), or thereafter enters the public domain or becomes publicly known through no fault of the Receiving Party;

(iii)
is subsequently disclosed to the Receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

(iv)
is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as demonstrated by the Receiving Party’s business records, documentation or other competent written proof.

Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered to be in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

8.1.3
Notwithstanding the obligations of confidentiality and non-use set forth in this Section 8.1, a Receiving Party may provide Confidential Information disclosed to it, and disclose the existence and terms of this Agreement, (i) as may be reasonably required in order to perform its obligations and to exploit its rights under this Agreement, to Affiliates and, with respect to Alnylam, Sublicensees, and its or their employees, directors, agents, consultants, advisors and/or other Third Parties who have a need to know such Confidential Information for the performance of its obligations hereunder (or for such entities to determine their interest in performing such activities) in accordance with this Agreement, in each case who are obligated in writing to keep such Confidential Information confidential on terms no less stringent than those in this Section 8.1; (ii) Regulatory Authorities or other Governmental Authorities in order to obtain marketing approval for Products Directed To a Collaboration Target or prosecute or maintain patents in accordance with this Agreement, or otherwise perform its obligations or exploit its rights under this Agreement; provided, that such Confidential Information will be disclosed only to the extent reasonably necessary to do so; (iii) the extent required by law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; (iv) any bona fide actual or prospective underwriters, investors, lenders, other financing sources, acquirers, collaborators or strategic partners and to consultants and advisors of such parties who have a need to know such Confidential Information, in each case who are obligated in writing to keep such Confidential Information confidential on terms no less stringent than those in this Section 8.1 (except, solely with respect to banks, lenders and other financing sources, the duration of such obligations may be shorter but shall be customary for the type of disclosure, provided that the Receiving Party has used reasonable efforts to negotiate the same duration as this Section 8.1 and in no event shall the duration of such obligations be less than [***]); and (v) the extent necessary for a Party to prosecute and maintain Patent Rights in accordance with Section 11.4 or to make any regulatory submissions and other filings with Governmental Authorities (including Regulatory Authorities) related to the Exploitation of a Product Directed To a Collaboration Target.

If a Party is required by a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of this Section 8.1 or Section 8.2, such Party will, to the extent permitted by law, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations and assist the other Party in such endeavors. Confidential Information that is required to be disclosed in response to such court or governmental order or as required by Applicable Law will remain otherwise subject to the confidentiality and non-use provisions of this Section 8.1 and Section 8.2. If either Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or any stock exchange or listing entity, such Party will provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before filing the Agreement.

8.2
Publication and Publicity.

8.2.1
Publication. As between the Parties, Alnylam will have the sole right, in consultation with Tenaya, to issue and control all publications in scientific journals and make scientific presentations related to the Collaboration Targets, the association between a Collaboration Target and the applicable Primary Cardiovascular Indication and any Products (for clarity, prosecution and maintenance of Patent Rights and the associated publication shall be governed by Section 11.4). In any event, Alnylam will not issue any publications or presentations that disclose any Tenaya Confidential Information or that discuss the Tenaya Platform Technology without Tenaya’s prior written consent. Any publication will include recognition of the contributions of Tenaya according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Without limiting the foregoing, for any such publications and presentations that specifically reference any Non-Alnylam Collaboration Target and a Primary Cardiovascular Indication, Alnylam shall: (a) provide Tenaya with a draft of such publication or presentation at least [***] prior to submission to the publisher; (b) remove any Confidential Information of Tenaya, as requested by Tenaya; and (c) if requested by Tenaya, delay the submission for publication of such publication or presentation of such presentation, as applicable, for an additional [***] to seek patent protection with respect to the content relating to the Tenaya Platform Technology of such publication or presentation in accordance with Section 11.4.

8.2.2
Publicity.

(a)
Except as set forth in Section 8.1 and clause (b) below, the terms of this Agreement may not be disclosed by either Party, and no Party will use the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law or expressly permitted by the terms of this Agreement.

(b)
On or promptly after the Effective Date, Tenaya will issue a press release announcing the execution of this Agreement in the form attached hereto as Schedule 8.2.2. Except as provided in Sections 8.1 or 8.2, neither Party will issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld, conditioned or delayed, except that a Party may, (i) once a press release or other public statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party, and (ii) issue a press release or public announcement as required, in the reasonable judgment of such Party, by law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity.

(c)
Alnylam and its Affiliates and Sublicensees may make public announcements or disclosures reasonably necessary or useful to Develop or Commercialize Products Directed To a Collaboration Target in the Field in the Territory, including disclosures necessary to recruit subjects to Clinical Trials and disclosures to advertise, promote and otherwise Commercialize such Products.

9.
REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1
Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

9.1.1
It is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement, and to carry out the provisions hereof.

9.1.2
It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

9.1.3
This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the representing and warranting Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.

9.1.4
It has not granted, and will not grant, during the Term, any right to any Affiliate or Third Party that would conflict with the rights granted to the other Party hereunder.

9.2
Representations and Warranties of Tenaya. Tenaya represents and warrants to Alnylam that as of the Effective Date:

9.2.1
Except for agreements with vendors or services providers that are entered into in the ordinary course of business where certain intellectual property rights may have been non-exclusively licensed to Tenaya or its Affiliates for Tenaya to exploit the deliverables under such agreements and such non-exclusive licenses are incidental to such agreements, Tenaya is the sole and exclusive owner of, or otherwise Controls, the Tenaya Technology, and all of the Licensed Technology is solely and exclusively owned by Tenaya and is free and clear of liens, charges or encumbrances other than licenses and rights granted to Third Parties that are not inconsistent with the rights and licenses granted to Alnylam under this Agreement.

9.2.2
Tenaya has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Licensed Technology to grant the licenses to such Licensed Technology granted to Alnylam pursuant to this Agreement. Tenaya does not possess or Control any Tenaya Platform Technology which, absent a license to Alnylam, would be infringed by the evaluation and utilization of the Collaboration Targets or the Exploitation of Products by Alnylam under the licenses to Licensed Technology granted to Alnylam under Section 6.2 as contemplated under this Agreement. Tenaya has the right to practice the Tenaya Platform Technology in conducting the Tenaya Research Activities as contemplated as of the Effective Date.

9.2.3
To Tenaya’s knowledge, Tenaya does not possess any information as of the Effective Date from which it may be reasonably concluded that the Exploitation of the Tenaya Technology as contemplated under this Agreement, infringes any issued Patent Right of any Third Party or misappropriates any trade secrets, know-how or similar rights or property of any Third Party.

9.2.4
There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to Tenaya’s knowledge, threatened against Tenaya or any of its Affiliates or (b) judgment or settlement against or owed by Tenaya or any of its Affiliates, in each case ((a) and (b)), in connection with the Tenaya Technology, as of the Effective Date, including any claim alleging that the issued patents in the Tenaya Patents are invalid or unenforceable.

9.2.5
To Tenaya’s knowledge, the conception, development and reduction to practice of the Tenaya Technology, as it exists on the Effective Date, have not constituted or involved the infringement of any intellectual property rights, misappropriation of trade secrets or know-how or otherwise violate similar rights or property of any person.

9.2.6
To Tenaya’s knowledge, no Third Party is infringing, misappropriating, or otherwise violating, or threatening to infringe, misappropriate, or otherwise violate, the Tenaya Technology.

9.2.7
There are no agreements between Tenaya and a Third Party entered into prior to the Effective Date pursuant to which Tenaya has transferred or transfers aspects of the Tenaya Technology to such Third Party for such Third Party’s use independent of Tenaya involvement in the discovery and development of Gene Targets therefrom.

9.2.8
There is no agreement between Tenaya and a Third Party entered into prior to the Effective Date pursuant to which Tenaya receives a license or grant of any right to Patent Rights or Know-How included in the Licensed Technology that are necessary or reasonably useful to the practice of the Licensed Technology as contemplated in this Agreement, excluding for agreements with vendors or services providers that are entered into in the ordinary course of business where certain intellectual property rights may have been non-exclusively licensed to Tenaya or its Affiliates for Tenaya to exploit the deliverables under such agreements and such non-exclusive licenses are incidental to such agreements.

9.2.9
Tenaya and its Affiliates have taken measures necessary to protect the secrecy, confidentiality, and value of the Know-How included in the Tenaya Technology that constitutes trade secrets under Applicable Law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Know-How included in the Tenaya Technology).

For clarity, Tenaya does not make any representation or warranty with respect to any Alnylam Gene Targets.

9.3
Debarment. Neither Party nor, to such Party’s knowledge, any individual or organization providing services on its behalf in connection with this Agreement has ever been debarred under 21 U.S.C. §335a, disqualified under 21 C.F.R. §312.70 or §812.119, sanctioned by a Federal Health Care Program (as defined in 42 U.S.C §1320 a-7b(f)), including without limitation the federal Medicare or a state Medicaid program, or debarred, suspended, excluded or otherwise declared ineligible from any other similar Federal or state agency or program or comparable laws in any other country or jurisdiction. In the event that either Party or any individual or organization providing services on its behalf receives notice of debarment, suspension, sanction, exclusion, ineligibility or disqualification under the above-referenced statutes, such Party shall immediately notify the other Party in writing.

9.4
Covenants. In addition to the covenants made elsewhere in this Agreement.

9.4.1
Each Party hereby covenants to the other Party that during the Term, it will not enter into any agreement with a Third Party that is inconsistent with or would preclude the rights granted hereunder;

9.4.2
Tenaya hereby covenants to Alnylam that during the Term, it will not enter into any agreement or arrangement which limits the ownership rights of Alnylam with respect to, or limits the ability of Alnylam to grant a license, sublicense or access, or provide access or other rights in, to or under, any intellectual property right or material (including any Patent Rights, Know-How or other data or information), in each case, that would, but for such agreement or arrangement, be included in the exclusive rights licensed or assigned to Alnylam pursuant to this Agreement; and

9.4.3
Each Party hereby covenants to the other Party that it will maintain valid and enforceable agreements during the Term with all personnel acting by or on its behalf under this Agreement which require such personnel to assign to it their entire right, title and interest in and to all intellectual property rights to the extent necessary to effect ownership of such intellectual property rights as set forth in Section 11.2.

9.5
Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY KNOW-HOW, PATENT RIGHTS, COLLABORATION TARGET, PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED.

10.
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE.

10.1
General Indemnification by Tenaya. Tenaya hereby agrees to indemnify and hold Alnylam harmless, and defend Alnylam, its Affiliates and Sublicensees, and their respective directors, officers, employees and agents (“Alnylam Indemnitees”) from and against any and all Third Party claims, suits, losses, liabilities, damages, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) to the extent such Losses arise out of or result from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Tenaya in this Agreement or any breach or violation of any covenant or agreement of Tenaya in this Agreement, or (b) the negligence or willful misconduct by or of Tenaya and its Affiliates, and their respective directors, officers, employees and agents, in the performance of Tenaya’s obligations under this Agreement. Tenaya will have no obligation to indemnify the Alnylam Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement, or any breach or violation of any covenant or agreement of Alnylam in this Agreement, or the negligence or willful misconduct by or of any of the Alnylam Indemnitees.

10.2
General Indemnification by Alnylam. Alnylam hereby agrees to indemnify and hold Tenaya harmless, and defend Tenaya, its Affiliates and their respective directors, officers, employees and agents

(“Tenaya Indemnitees”) from and against any and all Losses to the extent such Losses arise out of or result from, directly or indirectly, (a) any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement or any breach or violation of any covenant or agreement of Alnylam in this Agreement, (b) the negligence or willful misconduct by or of Alnylam and its Affiliates, and their respective directors, officers, employees and agents, in the performance of Alnylam’s obligations under this Agreement, or (c) the Development, manufacture, Commercialization or other Exploitation of Products by Alnylam or its Affiliates or Sublicensees (other than [***]). Alnylam will have no obligation to indemnify the Tenaya Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Tenaya in this Agreement, or any breach or violation of any covenant or agreement of Tenaya in this Agreement, or the negligence or willful misconduct by or of any of the Tenaya Indemnitees.

10.3
Indemnification Procedure. Each of the foregoing agreements to indemnify is conditioned on the relevant Alnylam Indemnitees or Tenaya Indemnitees (a) providing prompt written notice of any Third Party claim giving rise to an indemnification obligation hereunder; provided, however, that any delay or failure to provide such notice shall relieve the indemnifying Party of its obligations under this Article 10 only to the extent it is materially prejudiced by such delay or failure; (b) permitting the indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Third Party claim (but only to the extent and for such period of time as such indemnifying Party agrees in writing with such indemnified Party that the indemnifying Party will be solely responsible for any and all such monetary damages), (c) providing reasonable assistance in the defense of such claim at the indemnifying Party’s reasonable expense, and (d) not compromising or settling such Third Party claim without the indemnifying Party’s advance written consent. If the Parties cannot agree as to the application of Section 10.1 and Section 10.2, each may conduct separate defenses of the Third Party claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 10 upon the resolution of the underlying Third Party claim.

10.4
Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8 OR A BREACH OF THE EXCLUSIVITY PROVISION IN SECTION 6.6. NOTHING IN THIS SECTION 10.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

10.5
Insurance. Each Party will, at its own expense, procure and maintain during the Term and for a period of five years thereafter, insurance policies with insurers maintaining a rating of at least [***] adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated, including Cyber liability insurance (in an amount not less than [***] per occurrence), workers compensation, and product liability insurance when applicable. Such insurance will not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article 10. Each Party will provide the other Party with written evidence of such insurance. Notwithstanding any provision to the contrary set forth in this Agreement, Alnylam may self-insure, in whole or in part, the insurance requirements described above.

11.
INTELLECTUAL PROPERTY.

11.1
Inventorship. Inventorship for inventions and discoveries conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement will be determined in accordance with United States patent laws for determining inventorship.

11.2
Ownership and Disclosure.

11.2.1
Each Party will at all times Control all intellectual property Controlled by such Party prior to the Effective Date or developed or acquired independently of the Agreement.

11.2.2
Except as set forth in Section 11.2.3, ownership of all inventions and discoveries (and Patent Rights claiming patentable inventions therein) first conceived or reduced to practice or, with respect to inventions and discoveries other than patentable inventions, otherwise identified, developed, made or discovered, by employees or consultants of a Party in the course of conducting activities under this Agreement will be based on inventorship, as determined in accordance with Section 11.1.

11.2.3
As between the Parties, (a) Alnylam will own all Alnylam Collaboration Know-How and all Alnylam Collaboration Patents and (b) Tenaya will own all Tenaya Collaboration Know-How, Tenaya Collaboration Patents, and Tenaya Platform Technology, including any Tenaya Platform Improvement.

11.2.4
The Parties shall jointly own the Joint Collaboration Technology.

11.2.5
On the Collaboration Target List Finalization Date, Tenaya shall provide complete copies of all Tenaya Collaboration Patents (including any unpublished provisional or other Patent Right) owned or Controlled by Tenaya or any of its Affiliates as of the Collaboration Target List Finalization Date that are necessary or reasonably useful to perform the Tenaya Research Activities and to Exploit any Licensed Product Directed To a Collaboration Target. In addition, (a) Alnylam will promptly disclose to Tenaya all Know-How within the Joint Collaboration Technology (“Joint Collaboration Know-How”) and Tenaya Platform Improvements, and (b) Tenaya will promptly disclose to Alnylam all Joint Collaboration Know-How and Alnylam Collaboration Know-How, in each case ((a) and (b)) that is developed or invented during the Term by or on behalf of such Party in the course of activities conducted pursuant to this Agreement.

11.3
Assignment.

11.3.1
Each Party hereby assigns (and, to the extent such present assignment is not possible, agrees to assign) to the other Party all Patent Rights and Know-How as necessary to achieve ownership as provided in Section 11.2. Each assigning Party will execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party hereby appoints the other Party as attorney-in-fact solely to execute and deliver the foregoing documents and instruments if such other Party after making reasonable inquiry does not obtain them from the assigning Party. Each Party will perform its activities under this Agreement through personnel who have made a similar assignment and appointment to and of such Party. Each assigning Party will make its relevant personnel (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Section 11.3 at no charge.

11.3.2
Each Party will cause all Persons who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Know-How and inventions resulting therefrom to such Party, except (a) if Applicable Law requires otherwise, (b), in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment, or (c) in the case of any Third Party services provider (such as a contract manufacturer or contract research organization), with respect to any Know-How or inventions that constitute improvements to the background intellectual property of such Third Party, in which case ((a) through (c)), such Party will use commercially reasonable efforts to obtain a suitable license, or right to obtain such a license, with respect to such Know-How and inventions, it being understood and agreed that in the case of Third Party service providers it may be commercially reasonable not to obtain a license.

11.4
Prosecution, Maintenance and Enforcement of Patent Rights.

11.4.1
By Tenaya. Tenaya has the sole right (but not the obligation) to, at Tenaya’s discretion, file, conduct prosecution, maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges) and enforce, all Tenaya Platform Patents, in Tenaya’s name.

11.4.2
By Alnylam.

(a)
Alnylam Patents. Alnylam has the sole right (but not the obligation) to, at Alnylam’s discretion, file, conduct prosecution, maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges) and enforce, all Alnylam Patents, in Alnylam’s name.

(b)
Tenaya Collaboration Patents.

(i)
During the Term, Alnylam has the [***] right (but not the obligation) to file, conduct prosecution, and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges), all Tenaya Collaboration Patents, in Tenaya’s name. Alnylam will (A) provide Tenaya with copies of all material communications to and from any patent authority regarding such Tenaya Collaboration Patents, including without limitation office actions, responses, and notices of allowance, in a timely manner; (B) consult with Tenaya and provide Tenaya with a reasonable opportunity to review and comment on Alnylam’s prosecution strategy for such Tenaya Collaboration Patents, including without limitation the countries in which applications will be filed, the scope of claims to be pursued, responses to office actions, and any decisions to abandon, disclaim, or narrow claims; and (C) consider in good faith all comments provided by Tenaya regarding prosecution strategy..

(ii)
Alnylam has the [***] right (but not the obligation) to enforce all Tenaya Collaboration Patents against any infringement by a Third Party in connection with such Third Party’s Exploitation of a product that would have been a Product if developed under this Agreement (“Infringement”). Alnylam shall keep Tenaya regularly informed of the status and progress of such enforcement efforts, including providing Tenaya a reasonable opportunity to comment on Alnylam’s determination of litigation strategy and the filing of important papers to the competent court and Alnylam shall consider such comments in good faith. Tenaya shall have the right, at its own expense, to retain its own counsel with respect to its participation in any such action.

(iii)
[***].

(c)
Joint Collaboration Patents.

(i)
During the Term, Alnylam has the [***] right to file, prosecute, and maintain (including the defense of any interference, opposition or any other pre- or post-grant proceedings or challenges), all Patent Rights comprising Joint Collaboration Technology (“Joint Collaboration Patents”), in both Parties’ names. Alnylam will (A) provide Tenaya with copies of all material communications to and from any patent authority regarding such Joint Collaboration Patents, including without limitation office actions, responses, and notices of allowance, in a timely manner; (B) consult with Tenaya and provide Tenaya with a reasonable opportunity to review and comment on Alnylam’s prosecution strategy for such Joint Collaboration Patents, including without limitation the countries in which applications will be filed, the scope of claims to be pursued, responses to office actions, and any decisions to abandon, disclaim, or narrow claims; and (C) consider in good faith all comments provided by Tenaya regarding prosecution strategy. [***].

(ii)
Alnylam has the [***] right (but not the obligation) to enforce all Joint Collaboration Patents against any Infringement. [***].

11.4.3
Cooperation. At the reasonable request of the Party responsible for prosecution, maintenance, enforcement or defense under this Section 11.4, the other Party agrees to cooperate fully in the preparation, filing, prosecution, enforcement, defense and maintenance (including conducting or participating in inter partes reviews, post grant reviews, derivation proceedings, interferences and oppositions and the like) of any Patent Rights under this Agreement. Such cooperation includes executing all papers and instruments (or causing its personnel to do so) reasonably useful to enable the other Party to apply for and to prosecute patent applications in any country; and promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, enforcement, defense or maintenance of any such Patent Rights.

11.4.4
Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to (a) the Alnylam Patents, will be borne by [***], (b) the Tenaya Collaboration Patents, will be borne by [***], (c) the Tenaya Platform Patents, will be borne by [***], and (d) the Joint Collaboration Patents, will be borne [***]

11.4.5
Procedures; Expenses and Recoveries. The Party having the right to initiate any infringement suit under this Section 11.4 will have the sole and exclusive right to select counsel for any such suit and will pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable costs and expenses in rendering assistance requested by the initiating Party. If required under Applicable Law in order for the initiating Party to initiate and/or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party will join as a party to the suit and will execute and cause its Affiliates to execute all documents, and take all actions, reasonably necessary for the initiating Party to initiate litigation and maintain such action. In addition, at the initiating Party’s request, the other Party will provide other reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable costs and expenses incurred in rendering such assistance. The non-initiating Party will have the right to participate and be represented in any such suit under this Section 11.4 by its own counsel at its own expense. If the Parties obtain from a Third Party, in connection with any such suit under this Section 11.4, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts will be allocated in all cases as follows: (a) first, to reimburse each Party for all costs and expenses of the suit incurred by the Parties, including attorneys’ fees and disbursements, court costs and other litigation expenses and, to the extent that such recovery is insufficient to fully reimburse each Party, each Party will be reimbursed pro rata in accordance with each Party’s costs and expenses; and (b) second, the balance will be paid as follows: (ii) if Tenaya is the initiating Party, [***]; and (ii) if Alnylam is the initiating Party, [***].

11.5
Exploitation of Joint Collaboration Technology. Subject to the exclusive license granted to Alnylam in Section 6.2, Tenaya’s exclusivity obligation in Section 6.6, and the rights set forth in Section 11.4, each Party (a) will own an equal and undivided interest in the Joint Collaboration Technology and (b) may freely Exploit for any and all purposes, either by itself or through the grant of licenses to Third Parties, any Joint Collaboration Technology on a cost-free basis and with no accounting or obligation to the other Party. Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, any Joint Collaboration Technology throughout the world necessary to provide the other Party with full rights of use and Exploitation of such Joint Collaboration Technology.

11.6
CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Products under such safe harbor provisions.

11.7
Common Interest Agreement. All non-public information exchanged between the Parties or between a Party’s outside patent counsel and the other Party regarding the preparation, filing, prosecution, maintenance, defense and enforcement of the Tenaya Collaboration Patents (or counterparts thereto), Joint Collaboration Patents, or otherwise related to any Product, and all shared information regarding analyses or opinions of Third Party Patent Rights or Know-How, shall be deemed Confidential Information. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning any such Patent Rights, Know-How or Confidential Information, including privilege under the common interest doctrine and similar or related doctrines. In furtherance of the foregoing, if the Parties agree that a separate agreement memorializing this understanding would be advantageous, the Parties shall negotiate and enter into a common interest agreement reflecting this understanding or any other common interest agreement as the Parties may mutually agree, including with respect to any product liability for a Product.

12.
TERM AND TERMINATION.

12.1
Term. The Agreement would commence on the Effective Date and would expire (a) on a Non-Alnylam Collaboration Target-by-Non-Alnylam Collaboration Target basis (i) in the event that Alnylam does not commence an NHP PD Study of a Product Directed To such Non-Alnylam Collaboration Target, upon the expiration of the Evaluation Term for such Non-Alnylam Collaboration Target or when such Non-Alnylam Collaboration Target otherwise ceases to be a Collaboration Target, or (ii) in the event that Alnylam does commence an NHP PD Study of a Product Directed To such Non-Alnylam Collaboration Target prior to the expiration of the Evaluation Term for such Non-Alnylam Collaboration Target, the date on which no more payments remain payable hereunder with respect to such Non-Alnylam Collaboration Target, or (b) on an Alnylam Gene Target-by-Alnylam Gene Target basis upon the completion of In Vitro Validation Activities and In Vivo Validation Activities under the Research Plan with respect thereto (the “Term”). Upon expiration under the foregoing subsections (a)(ii) and (b), Alnylam would have a perpetual, exclusive, royalty-free license (with the right to sublicense) under the Licensed Technology to discover, research, Develop, manufacture, Commercialize and otherwise Exploit Products Directed To the applicable Collaboration Target.

12.2
Termination Rights.

12.2.1
Termination for Convenience. Alnylam will have the right to terminate this Agreement in its entirety, or with respect to any Collaboration Target, at any time after the Effective Date upon [***] prior written notice to Tenaya; provided that Alnylam’s payment obligations under Sections 7.2 and 7.3 with respect to any Non-Alnylam Collaboration Target shall survive such termination if Alnylam continues to exploit any Licensed Product Directed To such Non-Alnylam Collaboration Target, if such termination occurs after Tenaya’s delivery of the In Vitro Data Package for such Non-Alnylam Collaboration Target.

12.2.2
Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party (the “Non-Breaching Party”) if the other Party (the “Breaching Party”) is in material breach of its obligations hereunder and has not cured such breach within [***] in the case of a payment breach, or within [***] in the case of all other breaches, after notice requesting cure of the breach, or, if cure of such breach other than non-payment cannot reasonably be effected within such [***] period, has not delivered to the Non-Breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing, but in no event more than [***]. Following delivery of such a plan, the Breaching Party will carry out the plan and cure the breach. If the Breaching Party fails to cure a material breach of this Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party, provided that if Tenaya is the Non-Breaching Party, then Tenaya may terminate this Agreement solely with respect to the Product to which the uncured breach relates. Notwithstanding the foregoing, if the Breaching Party in this Section 12.2.2 disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 12.2.2 unless and until the relevant dispute has been resolved pursuant to the dispute resolution provisions in Section 13.12. During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

12.2.3
Termination for Insolvency. If, at any time during the Term, either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [***] after the filing thereof, the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to such Party, in which case, this Agreement will terminate on the date on which such Party receives such written notice.

12.3
Certain Additional Remedies in Lieu of Termination. In the event that (a) Alnylam notifies Tenaya in writing of a material breach of [***] by Tenaya, and (b) following a final resolution of any Dispute related to such material breach, or its cure, in accordance with Section 12.2.2, Alnylam would have the right to terminate this Agreement pursuant to Section 12.2.2, then in lieu of Alnylam terminating pursuant to Section 12.2.2 (including following expiration of any applicable cure periods), Alnylam may, as its sole remedy for such breach, elect to have this Agreement continue in full force and effect by providing written notice thereof to Tenaya; provided, however, that if Alnylam so elects to continue this Agreement, then from and after such time as Alnylam delivers such written notice to Tenaya, any and all amounts thereafter payable by Alnylam thereafter under Sections 7.2 and 7.3, solely with respect to the Non-Alnylam Collaboration Target to which the uncured material breach relates, will be reduced by [***].

12.4
Effect of Termination. If this Agreement is terminated in its entirety or with respect to one or more Non-Alnylam Collaboration Targets, the following terms will apply to this Agreement, either in its entirety or, on a Terminated Collaboration Target-by-Terminated Collaboration Target basis, with respect to the Terminated Collaboration Targets(s) that are the subject of such termination, as the case may be:

12.4.1
Cessation of Rights. All rights and licenses granted by either Party to the other Party and all obligations under this Agreement will terminate (provided that the licenses will continue on a non-exclusive basis solely for purposes of completing wind-down activities).

12.4.2
Return of Confidential Information. Subject to Section 8.1.1, upon the expiration or termination of this Agreement, the Receiving Party will return to the Disclosing Party or, as directed by the Disclosing Party, destroy (and certify such destruction in writing) all Confidential Information of the Disclosing Party (or if the Agreement is terminated with respect to one or more Collaboration Targets but not in its entirety, all Confidential Information of the Disclosing Party that solely relates to such Terminated Collaboration Target), that is in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control, provided, however, that copies may be retained and stored by the Receiving Party solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 8. In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by Applicable Law.

12.4.3
[***]

12.5
Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of Sections 2.5 (to the extent reimbursement obligations are incurred prior to the effective date of termination or expiration), 2.9, 6.4, 7.2 (to the extent payment obligations are incurred prior to the effective date of termination or expiration), 7.3 (to the extent payment obligations are incurred prior to the effective date of termination or expiration), 7.4, 7.5, 7.6, 7.7, 7.8, 9.5, 11.1, 11.2, 11.3, 11.5, 11.7 12.4, and 12.5 and Articles 1, 8, 10 and 13 will survive any expiration or termination of this Agreement. Except as set forth in this Article 12, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement cease.

13.
MISCELLANEOUS.

13.1
Assignment. Except as provided in this Section 13.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party. However, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a Person that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned. Any assignment of the rights or obligations of this Agreement not in accordance with the foregoing will be null and void.

13.2
Governing Law. This Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York law governing conflicts of laws to the contrary, and the patent laws of the relevant jurisdiction without reference to any rules of conflict of laws.

13.3
Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including term sheets exchanged between the Parties and the Confidentiality Agreement. This Agreement (including the Exhibits and Schedules hereto) may be amended, or any term hereof modified, only by a written instrument duly-executed by authorized representatives of both Parties.

13.4
Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties will substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

13.5
Headings. The captions to the Sections and Articles hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections and Articles hereof.

13.6
Interpretation. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms and any noun will include the corresponding singular and plural forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “but not limited to.” The word “shall” will be construed to have the same meaning and effect as the word “will. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws herein will be construed as referring to such laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person will be construed to include the Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Sections, Articles, Exhibits or Schedules will be construed to refer to Sections, Articles, Exhibits and Schedules of this Agreement, (f) the word “or” will be construed to have the same meaning and effect as “and/or”, and (g) a term not defined herein but reflecting a different part of speech than a term which is defined herein will be interpreted in a correlative manner.

13.7
Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

13.8
No Implied Waivers; Rights Cumulative. No failure on the part of Alnylam or Tenaya to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor will any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege. Except as expressly provided in this Agreement, no right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy.

13.9
Notices. All notices which are required or permitted hereunder will be in writing and sufficient if (a) delivered personally, (b) sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, or (c) sent by electronic transmission (and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), addressed as follows:

If to Alnylam, to: Alnylam Pharmaceuticals, Inc.

675 West Kendall Street Henri A. Termeer Square

Cambridge, MA 02142 United States

Attention: [***]

Email: [***]

If to Tenaya, to: Tenaya Therapeutics, Inc.

171 Oyster Point Blvd., Suite 500

Attention: [***]

Email: [***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered on a non-Business Day, then on the next Business Day); (b) on receipt if sent by overnight courier or registered or certified mail; and/or (c) with regard to notices sent by email, as recorded on the device from which the sender sent the email unless the sender receives an automated message that the email has not been delivered.

13.10
Compliance with Export Regulations. Neither Party will export any technology licensed to it by the other Party under this Agreement except in compliance with Applicable Law.

13.11
Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, epidemic or pandemic (excluding the COVID-19 pandemic); or other acts of God, or acts, omissions or delays in acting by any Governmental Authority or the other Party. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical, and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

13.12
Dispute Resolution. In the event that the Parties do not resolve any dispute, controversy or claim arising from, or related to, this Agreement or to the breach hereof (collectively, “Dispute”), either Party may refer the Dispute to Executive Officers of each Party for resolution within [***] of a written request by either Party to the other Party. Each Party, within [***] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the Executive Officer to whom such Dispute is referred. If, after an additional [***] after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and neither Party has final decision-making authority as to such Dispute pursuant to Section 5.3, and a Party wishes to pursue the matter, each such Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (or its successor entity). Judgment on the arbitration award may be entered in any court of competent jurisdiction thereof. The arbitration shall be decided by a tribunal of three (3) arbitrators, irrespective of the amount in controversy. Each Party shall nominate one arbitrator, and the third, who shall act as presiding arbitrator, shall be nominated by the two (2) Party-nominated arbitrators within [***] of the second arbitrator’s appointment. The seat, or legal place of arbitration, shall be New York, New York, U.S. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award any damages proscribed by Section 11.4 hereof. The prevailing Party shall be awarded all costs and attorneys’ fees reasonably incurred in the arbitration and in the enforcement or vacatur of any award. Except to the extent necessary to confirm, vacate, or enforce an award, or as may be required by Applicable Law, or as needed for the preparation or presentation of claim or defense in the arbitration, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable statute of limitations. The tribunal may render early or summary disposition of some or all issues, after the Parties have had a reasonable opportunity to make submissions on these issues.

13.13
Independent Contractors. It is expressly agreed that Alnylam and Tenaya will be independent contractors and that the relationship between Alnylam and Tenaya will not constitute a partnership, joint venture or agency. Alnylam will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Tenaya, without the prior written consent of Tenaya, and Tenaya will not have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on Alnylam, without the prior written consent of Alnylam. For clarity, the Parties’ activities under the Research Plan constitute a research collaboration and neither Party shall be deemed a services provider of the other Party.

13.14
Counterparts. The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures transmitted via PDF will be treated as original signatures.

13.15
Performance by Affiliates. Each Party will have the right to have any of its obligations hereunder performed by any of its Affiliates and the performance of such obligations by any such Affiliate(s) will be deemed to be performance by such Party; provided, however, that such Affiliate will be bound by the corresponding obligations of such Party and such Party will be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder will be deemed to be a failure by such Party to perform such obligations.

13.16
Binding Effect; No Third Party Beneficiaries. As of the Effective Date, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly set forth in this Agreement, no person or entity other than the Parties and their respective permitted assignees hereunder will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, an authorized representative of each Party has executed this Agreement as of the Effective Date.

TENAYA THERAPEUTICS, INC. ALNYLAM PHARMACEUTICALS, INC.

/s/ Faraz Ali /s/ Jeff Poulton

Name: Faraz Ali Name: Jeff Poulton

Title: Chief Executive Officer Title: CFO

Date: 04-Mar-2026 Date: 04-Mar-2026

Exhibit A

Research Plan and Research Budget

[***]

Schedule 1.104

Tenaya Nominated Gene Targets

[***]

Schedule 5.1

JSC Members as of the Effective Date

[***]

Schedule 8.2.2

Tenaya Press Release

Tenaya Therapeutics Enters into Research Collaboration with Alnylam

Pharmaceuticals to Identify and Validate Novel Genetic Targets for

Cardiovascular Disease Therapeutics

Agreement Combines Tenaya’s Expertise in Identification and Validation of
Genetic Heart Disease Targets with Alnylam’s Ability to Deliver Transformational Therapeutics

Tenaya to Receive Up to $10 Million in Upfront Payments in Addition to Research Funding and Milestone Payments of Up to $1.13 Billion

South San Francisco, CA, Calif., [DATE, 2026] – Tenaya Therapeutics, Inc. (NASDAQ: TNYA), a clinical-stage biotechnology company with a mission to discover, develop and deliver potentially curative therapies that address the underlying causes of heart disease, today announced a research collaboration agreement with Alnylam Pharmaceuticals (Nasdaq: ALNY), the leading RNAi therapeutics company, to discover novel human genetic targets for the potential development of disease-modifying treatments for cardiovascular diseases.

“This multi-target collaboration underscores Tenaya’s commitment to rigorous science and capitalizes on the proprietary capabilities that have contributed to the discovery and development of Tenaya’s pipeline of candidates for cardiovascular conditions,” said Faraz Ali, Chief Executive Officer of Tenaya Therapeutics. “By combining our modality agnostic target identification and validation capabilities with Alnylam’s leadership in RNA interference therapeutics, we have an opportunity to advance candidates for novel genetic targets with the potential to create transformational medicines for patients with heart disease.”

Under the terms of the agreement, Tenaya Therapeutics will validate up to 15 gene targets. Tenaya will receive up to $10 million in the form of an upfront payment, in addition to reimbursement for related costs incurred over the two-year validation term. Alnylam will be responsible for all development and commercialization activities of therapeutics associated with the identified gene targets. Tenaya may be eligible to receive as much as $1.13 billion in development and commercial milestone payments from Alnylam should all novel genetic targets lead to approved therapeutics for cardiovascular disease.

About Tenaya’s Target Identification and Validation Capabilities

Tenaya has established a diverse portfolio of proprietary integrated capabilities to enable modality agnostic target identification and validation anchored in human genetics. These capabilities encompass the use of human induced pluripotent stem cell-derived cardiomyocytes (iPSC-CMs) with high throughput in vitro screening, imaging analysis and machine learning algorithms to identify novel genetic targets, and human engineered heart tissue and preclinical in vivo models of human disease to validate and characterize potential product candidates. Collectively, Tenaya’s target identification and validation capabilities have generated more than 150 genetic targets and contributed to the discovery and development of the company’s clinical-stage candidates, including the TN-201 and TN-401 gene therapies and TN-301 small molecule, as well as diverse early-stage programs.

About Tenaya Therapeutics

Tenaya Therapeutics is a clinical-stage biotechnology company committed to a bold mission: to discover, develop and deliver potentially curative therapies that address the underlying drivers of heart disease. Tenaya’s pipeline includes clinical-stage candidates TN-201, a gene therapy for MYBPC3-associated hypertrophic cardiomyopathy (HCM) and TN-401, a gene therapy for PKP2-associated arrhythmogenic right ventricular cardiomyopathy (ARVC). Tenaya has employed a suite of integrated internal capabilities, including modality agnostic target validation, capsid engineering and manufacturing, to generate a portfolio of novel medicines based on genetic insights, including TN-301, a clinical-stage small molecule HDAC6 inhibitor for the potential treatment of heart failure and related cardio/muscular disease, and multiple early-stage programs in preclinical development aimed at the treatment of both rare genetic disorders and more prevalent heart conditions. For more information, visit www.tenayatherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Words such as “commitment,” “opportunity,” “potential,” “will,” and “may,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, among other things, Tenaya’s commitment to rigorous science; the opportunity to advance candidates for novel genetic targets and potential to create transformational medicines for patients with heart disease under the collaboration; the potential for Tenaya to receive upfront, development and commercial milestone payments, as well as research reimbursement under the collaboration; and statements made by Tenaya’s Chief Executive Officer. The forward-looking statements contained herein are based upon Tenaya’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including but not limited to: Tenaya’s ability to achieve the expected benefits from the collaboration; risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics; Tenaya’s continuing compliance with applicable legal and regulatory requirements; Tenaya’s ability to raise any additional funding it will need to continue to execute on its business plans, including performing its obligations under the collaboration with Alnylam; unanticipated early termination of the collaboration with Alnylam; Tenaya’s reliance on third parties; Tenaya’s research capabilities and strategy; the loss of key scientific or management personnel; Tenaya’s ability to obtain and maintain intellectual property protection for its platform technology and product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section titled “Risk Factors” in Tenaya’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, and other documents that Tenaya files from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Tenaya assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Tenaya Contacts
Michelle Corral
VP, Corporate Communications and Investor Relations
IR@tenayathera.com

Investors
Anne-Marie Fields
Precision AQ

annemarie.fields@precisionaq.com

Media
Wendy Ryan
Ten Bridge Communications
wendy@tenbridgecommunications.com